Exhibit 10.1

EXECUTION VERSION

$40,600,000
FIRST LIEN CREDIT AGREEMENT,

dated October 4, 2013,

among

RADIANT ACQUISITIONS 1, L.L.C.,
as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME
PARTIES HERETO,
as the Lenders,

and

CENTAURUS CAPITAL LP,
as the Agent

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-ii-

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SCHEDULE I	–	Disclosure Schedule
SCHEDULE II	–	Notice Addresses
SCHEDULE III	–	Percentages
SCHEDULE IV	–	Principal Amortization Schedule
SCHEDULE V	–	Borrower Properties
SCHEDULE VI	–	Pricing Assumptions
SCHEDULE VII	–	Use of Proceeds
SCHEDULE VIII	–	Hedging Requirements
EXHIBIT A	–	Form of Note
EXHIBIT B	–	Form of Borrowing Request
EXHIBIT C	–	Form of Lender Assignment Agreement
EXHIBIT D	–	Form of Compliance Certificate
EXHIBIT E	–	Form of Guaranty
EXHIBIT F-1	–	Form of Borrower and Subsidiary Pledge and Security Agreement and Irrevocable Proxy
EXHIBIT F-2	–	Form of Parent Pledge Agreement and Irrevocable Proxy
EXHIBIT G-1	–	Form of Louisiana Mortgage
EXHIBIT G-2	–	Form of Mississippi Deed of Trust
EXHIBIT H	–	Form of Solvency Certificate
EXHIBIT I	–	Form of Net Profits Interest
EXHIBIT J	–	Form of ISDA Master Agreement and Schedule
EXHIBIT K	–	Form of Blocked Account Release Request
EXHIBIT L	–	Reliable Reserves Policy

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FIRST LIEN CREDIT AGREEMENT

THIS FIRST LIEN CREDIT AGREEMENT, dated October 4, 2013, is among RADIANT ACQUISITIONS 1, L.L.C., a Louisiana limited liability company (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), CENTAURUS CAPITAL LP (“Centaurus”), as agent (in such capacity, the “Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower intends to acquire (the “Acquisition”) and develop the Acquired Properties and develop certain existing Oil and Gas Properties (as hereinafter defined), and in order to fund the Acquisition and certain costs of such oil and gas developments, the Borrower has requested the Loans defined below from Lender; and

WHEREAS, the Lenders desire to provide Borrower with loans on the terms and conditions hereunder to fund the Acquisition and such costs of oil and gas development.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Acceptable Substitute Property” means any property acceptable to both  the Agent and the Reliable Reserves Insurer in their respective sole and absolute discretion.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an account, chattel paper, or a general intangible or intangible, as applicable, in each case, as such term is defined under the UCC.

“Acquired Properties” means the Properties, as further described on Schedule V attached hereto, acquired pursuant to the Acquisition Documents.

“Acquisition” is defined in the preamble.

“Acquisition Costs” means fees and expenses in connection with the Acquisition. “Acquisition Documents” means (a) that certain Purchase and Sale Agreement, dated as of September 3, 2013, by and between FLMK Acquisition, LLC, W&L Holdings, LLC and Graylogan, LLC and the Borrower, (b) that certain Purchase and Sale Agreement, dated as of

September 3, 2013, by and between E-Energy, L.L.C. and the Borrower, and (c) that certain Purchase and Sale Agreement, dated as of September 3, 2013, by and between Rock Exploration, LLC and the Borrower , in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.11.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,

(a) to vote 5% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agent” is defined in the preamble and includes each other Person appointed as the successor Agent pursuant to Section 9.4.

“Agent Indemnified Parties” is defined in Section 9.3.

“Agreement” means, on any date, this First Lien Credit Agreement as originally in effect on the Effective Date, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time.

“Applicable Commitment Fee Margin” means 0.50%.

“Applicable Law” means with respect to any Person or matter, any United States or foreign, federal, state, regional, tribal or local statute, law, code, rule, treaty, convention, application, order, decree, consent decree, injunction, directive, determination or other requirement (whether or not having the force of law) relating to such Person or matter and, where applicable, any interpretation thereof by a Governmental Authority having jurisdiction with respect thereto or charged with the administration or interpretation thereof.

“Approved Counterparty” means Centaurus or an Affiliate of Centaurus. “Approved Engineer” means Ralph E. Davis Associates,  Inc., or any other independent petroleum engineer satisfactory to the Agent in its sole and absolute discretion.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.2 or pursuant to the other provisions of this Agreement.

“Blocked Account” means the bank account of the Borrower held with Capital One, National Association (ABA# 111901014), account number 3628241634, which is a Deposit Account into which proceeds of Loans made hereunder shall, at the discretion of the Agent, be held and maintained subject to the Blocked Account Control Agreement until subsequently released therefrom or returned to the Lenders, in either case pursuant to written instructions of the Agent and in accordance with the terms of the Blocked Account Control Agreement.

“Blocked Account Control Agreement” means the Blocked Account Control Agreement dated as of the date hereof, among the Borrower, Agent and Capital One, National Association, relating to the Blocked Account and providing the Agent with “full” cash dominion of the Blocked Account.

“Blocked Account Release Request” means a request for release and disbursement of funds from the Blocked Account, including, without limitation, a certification duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit K hereto. The Blocked Account Release Request shall contain an itemization as to the use of the amounts being requested to be released and disbursed.

“Borrower” is defined in the preamble.

“Borrower Pledge and Security Agreement” means the First Lien Pledge and Security Agreement and Irrevocable Proxy executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Borrower Properties” means any and all mineral interests, proceeds from or related to, or contractual interests now owned or hereafter acquired, in or related to the Oil and Gas Property described on Schedule V, including, without limitation, 100% of the Borrower’s working interest in their existing Oil and Gas Properties and the Acquired Properties.

“Borrowing” means the Loans made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto. The Borrowing Request shall contain an itemization as to the use of proceeds of such Loan.

“Business Day” means any day that is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Houston, Texas.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during suchperiod that, in accordance with GAAP, would be classified as capital expenditures and

(b) Capitalized Lease Liabilities incurred by the Borrower and its Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares, interests, participations (including profit participations) or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including all capital stock, partnership, membership or other equity interests in such Person), whether now outstanding or issued after the Effective Date and whether or not certificated, and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalent Investment” means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, that is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia, and rated A-1 or higher by S&P or P-1 or higher by Moody’s or (ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, that is issued by (i) any bank organized under the laws of the United States (or any State thereof), and that has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;

(d) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (c) of this definition;

(e) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationalrecognizedratingagency,and(iii) haveportfolioassetsofatleast $5,000,000,000; or

(f) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) that:

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of Property of any Person or any of its Subsidiaries.

“Centaurus” is defined in the preamble.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change in Control” means (a) the failure of the Parent at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of the Borrower, such interests to be held free and clear of all Liens (other than Liens granted under a Loan Document) or (b) the failure of the John Jurasin to be Chief Executive Officer of the Parent and at any time to directly or indirectly own beneficially and of record on a fully diluted basis over 10% of the outstanding Capital Securities of the Parent, such interests to be held free and clear of all Liens.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means any “Collateral” or “Mortgaged Property” as defined in any Security Document and any other collateral pledged or encumbered by any Obligor pursuant to the Loan Documents to secure all or part of the Obligations.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Borrower and its Subsidiaries.

“Commitment” means any Loan Commitment, as adjusted from time to time in accordance with this Agreement.

“Commitment Amount” means $40,600,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Commitment Termination Event” means

(a) the occurrence of  any Event of Default with  respect  to  the  Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b)  the occurrence and continuance of any other Event of Default and either:

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii) the giving of notice by the Agent, acting at the direction of the Required Lenders to the Borrower that the Commitments have been terminated.

“Communications” is defined in clause (a) of Section 9.10.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto, together with such changes thereto as the Agent may from time to time request for the purpose of monitoring the Borrower’s compliance with the terms of Sections 7.2.4, 3.1.1(g), 3.1.1(h) and 3.1.2 hereof.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Control Agreement” means an agreement in form and substance reasonably satisfactory to the Agent which provides for the Agent to have “control” (as defined in Section 8- 106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a  single  employer  under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Coral Property” shall mean any state oil, gas and/or mineral lease owned or acquired by Borrower, prior to, upon, or after the Effective Date, and/or any contractual right, contingent or otherwise, of Borrower to acquire Hydrocarbon Interests, covering the lands within and covered by Block 18, Eugene Island Area (as revised or amended from time to time), St.

Mary Parish, State of Louisiana, as depicted and more particularly described on the plat included as part of Schedule V hereto.

“Covered Properties” is defined in Section 7.1.1(m).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“Credit Extension” means the making of a Loan by a Lender.

the ratio of:

“Debt Service Coverage Ratio” means, as of the last day of any Fiscal Quarter,

(a) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters,

to

(b) the sum of (i) Interest Expense and (ii) the amount of scheduled principal payments on Indebtedness, in each case as computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters;

provided, however, that for purposes of calculating EBITDA, Interest Expense and the amount of scheduled principal payments on Indebtedness, for the Fiscal Quarter ending on June 30, 2014, such amounts shall be computed using (x) the sum of the actual amounts for such Fiscal Quarter plus the actual amounts for the Fiscal Quarters ending March 31, 2014 and December 31, 2013 multiplied (y) by 4/3.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Deferred Interest” means all interest or fees not paid in accordance with Section 3.1.2(b) due to the lack of sufficient funds in the Depositary Account to make any of such payments during any application of the Waterfall.

“Deposit Account” means a “deposit account” as that term is defined in Section 9- 102(a) of the UCC.

“Depositary Account” means the bank account of the Borrower held with Capital One, National Association (ABA# 111901014), account number 3628259940, which is the Deposit Account into which the Revenues of the Borrower and its Subsidiaries shall, pursuant to the Borrower’s or such applicable Subsidiary’s instructions, be paid in accordance with the terms of Section 7.1.9; provided that any such Deposit Account(s) are subject to a Control Agreement.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, sale and leaseback, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

“Dollar” and the sign “$” mean lawful money of the United States.

“EBITDA” means, for any applicable period and with the respect to the Borrower and its consolidated Subsidiaries, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) amounts attributable to amortization, depletion and depreciation of assets, (ii) income tax expense, (iii) interest expense (whether in cash or non-cash form) for such period, and (iv) reasonable transaction fees and expenses incurred in connection with negotiation, execution and delivery of this Agreement, the other Loan Documents; provided, however, that any calculation of EBITDA hereunder for any applicable period shall be made using an EBITDA for such applicable period calculated on a pro forma basis (inclusive of any acquisitions and/or divestitures, if any, of assets or equity interests made during such applicable period as if such acquisitions or divestitures had been made at the beginning of such applicable period).

“Effective Date” means the date in which the initial Credit Extension is made in accordance with Article 5.

“Effective Date Certificate” means the effective date certificate executed and delivered by an Authorized Officer of the Borrower in form and substance satisfactory to the Agent.

“Eligible Assignee” means any Person other than the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates, but excluding any such Person that, directly or indirectly, conducts, or participates in the conducting of, oil and gas operations and/or production acquisitions in the following geographic areas:

(a)  Parishes of Concordia, LaSalle and Catahoula, Louisiana;

(b)  Counties of Adams, Amite, Franklin and Wilkinson, Mississippi;

(c)  Eugene Island, Block 18, Offshore Louisiana; and

(d)  Section 55, T14S R9E, St. Mary Parish, Louisiana.

“Environmental Laws” means all applicable foreign, federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including, without limitation, the OPA, CERCLA, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” shall have the meaning specified in OPA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; but (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil”, “release”, “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply to those issues covered by the Applicable Law.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidairies directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“ERISA Affiliate” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a  single  employer  under section 414 (b) or 414 (c) of the Code or section 4001(b)(1) of ERISA.

“Event of Default” is defined in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Swap Obligations” means, with respect to any Obligor (other than Borrower), any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of the Commodity Exchange Act (a “CEA Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such CEA Swap Obligation (or any guarantee obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Executive Order” means Executive Order 13224 on Terrorist Financing issued on September 24, 2001 by the President of the United States.

“Exemption Certificate” is defined in clause (e) of Section 4.1.

“FATCA” means Section 1471 through 1474 of the Code and any applicable Treasury regulations or published administrative guidance promulgated thereunder.

“Filing Statements” is defined in Section 5.1.8.

“Fiscal Quarter” means any period of three consecutive calendar months ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2012 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“G&A Expenses” means, with respect to any Person, the general and administrative expenses of such Person not attributable to any particular Property, including without limitation, salaries, directors’ and officers’ insurance, office rent and operating expenses, overhead and outside contractors, but excluding expenses that are properly capitalized under GAAP.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Good Title” means, with respect to any Property, a good and valid title to such Property that is free from reasonable doubt, is superior to any other titles and claims with respect to such Property, and could not be reasonably expected to expose the party who holds such title to the hazards of litigation with respect to the validity and priority of such title.

“Governmental Authority” means any nation or government, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee Obligations” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i)  for  the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means, collectively, the Parent, each Subsidiary Guarantor and each other Person that executes and delivers a Guaranty.

“Guaranty” means, as applicable, the Parent Guaranty, the Subsidiary Guaranties and any other document delivered by a Subsidiary of the Borrower whereby such Subsidiary becomes liable for the Obligations as a guarantor.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b)  any “hazardous waste”, as defined by the RCRA; or

(c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable foreign, federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

“Hedging Agreement” means any agreement with respect to any swap, forward, future, cap, collar or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Highest Lawful Rate” means the maximum non usurious rate of interest the Lenders are permitted under Applicable Law to contract for, take, charge or receive with respect to the Obligations.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Impermissible Qualification” means any qualification, exception, explanatory paragraph or paragraph of emphasis to the opinion or certification of any independent public accountant as to any financial statement

(a) that is of a “going concern” or similar nature;

(b) that relates to the limited scope of examination of matters relevant to such financial statement; or

(c) that relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, that is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person (without duplication) means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, banker’s acceptances, performance, surety or appeal bonds (or similar obligations) issued for the account of such Person;

(c)  all Capitalized Lease Liabilities of such Person;

(d) all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person;

(e) all other items that, in accordance with GAAP, would be included as liabilities on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(f)  net Hedging Obligations of such Person;

(g) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (including all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person) (excluding trade accounts payable in the ordinary course of business that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) obligations arising under Synthetic Leases;

(i) all Contingent Liabilities and Guarantee Obligations of such Person;

(j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Securities in such Person or any other Person or any warrant, right or option to acquire such Capital Securities, valued, in the case of redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, plus accrued and unpaid dividends; and

(k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person.

The Indebtedness of any Person shall include the Indebtedness of  any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4. “Indemnified Parties” is defined in Section 10.4.

“Initial Reserve Report” means the reserve report concerning Oil and Gas Properties of the Borrower, prepared by an Approved Engineer, dated as of August 1, 2013.

“Interest Expense” means, for any applicable period, the aggregate cash interest expense (both accrued and paid and net of interest income paid during such period to the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Investment” means, relative to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition or holding of any Capital Securities of another Person, (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person, (c) any loan, advance, extension of credit or capital contribution to, assumption of debt of, or purchase or other acquisition of any other debt or interest in another Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (d) any Contingent Liabilities, including Guarantee Obligation, incurred by that Person in respect of Indebtedness of any other Person, and (e) any other investment by that Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or capital thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Lender Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit C hereto.

“Lenders” as defined in the preamble, and for purposes of the Security Documents, each Person (other than the Borrower or any Subsidiary of the Borrower) which is entitled to the benefits of Section 10.19 of this Agreement.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, response action costs,

judgments, suits, proceedings, damages, (including natural resources damages and consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by or asserted or awarded against Agent, any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries or the groundwater thereunder to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties or any surrounding areas thereof;

(b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;

(c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

(d) the imposition of any Lien for damages (including natural resources damages) caused by, or the recovery of any costs (including response action costs) with respect to, the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), privilege, charge against or security interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or title retention arrangement, any Capitalized Lease Liability and any assignment, deposit arrangement or financing lease intended as security.

“Loans” means the loans made by the Lenders pursuant to this Agreement; each a “Loan”.

“Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Loans pursuant to Section 2.1.1.

“Loan Commitment Termination Date” means the earliest of

(a)  March 31, 2015; and

(b)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Loan Commitments shall terminate automatically and without any further action.

“Loan Documents” means, collectively, this Agreement, the Notes, each Hedging Agreement between the Borrower (or a Subsidiary thereof if permitted by Section 7.2.19) and any Approved Counterparty that is or was a Lender or an Affiliate thereof at the time such Approved Counterparty entered into such Hedging Agreement, each Security Document, each Guaranty, each Borrowing Request, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Material Adverse Effect” means, in light of all circumstances prevailing at the time, a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, performance, properties or prospects (including business and financial prospects) of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or the ability of any Lender to enforce or collect any of the Obligations, (c) the ability of any Obligor to perform its Obligations under any Loan Document or under any other Indebtedness or other material contract or agreement to which it is a party, (d) the legality, validity or enforceability of this Agreement or any other Loan Document or (e) the validity, perfection or priority of Liens with respect to any material portion of the Collateral in favor of the Agent for the benefit of the Secured Parties.

“Material Contract” means, with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $500,000 or more.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of hypothecation,  debenture,  pledge, deed of trust or agreement executed and delivered by any Obligor in favor of the Agent for itself and as agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in form and substance reasonably satisfactory to the Agent, under which a Lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Mortgaged Properties” is defined in Section 7.1.1(m).

“Net Income” means, for any period, the aggregate of all amounts that would be included as net income (or loss) on the consolidated financial statements of the Borrower and its Subsidiaries for such period, but shall exclude effects on net income attributable to any current non-cash income or expense (including in respect of Hedging Agreements) described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, in each case as amended (provided that, for the avoidance of doubt, the calculation of Net Income shall include any income or expense in respect of the termination of any Hedging Agreement).

“Net Profits Interest” (which may be referred to herein as the “NPI”) means the overriding royalty interest in the Borrower Properties purchased, acquired and owned by Centaurus pursuant to that certain Net Profits Interest Conveyance and Agreement dated and effective on or about the date hereof, by and between Radiant Acquisitions 1, L.L.C., as Assignor, and Centaurus Capital LP, as Assignee, (the “NPI Conveyance”) setting forth the rights, duties and obligations of Assignor and Assignee therein.

“Net Profits Interest Payment” means any payment by Borrower of the Net Profits Interest pursuant to Section 3.1.2(d).

“No Less Favorable Terms and Conditions” means, with respect to any refinancing of any Indebtedness permitted hereunder, terms and conditions that are, taken as a whole,  no  less  favorable  to  the  Lenders  and  evidenced  by  documentation  that  shall  not (a) increase the principal amount of or interest rate on such outstanding Indebtedness, (b) reduce either the tenor or the average life of such Indebtedness, (c) change the respective primary obligor(s) on the refinancing Indebtedness, (d) change the security, if any, for the refinancing Indebtedness (except to the extent that only a subset of existing security is granted to holders of such refinancing Indebtedness) or (e) afford the holders of such refinancing Indebtedness other covenants, defaults, rights or remedies, taken as a whole, more burdensome to the obligor(s) than those contained in such Indebtedness.

“Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means each Senior Secured Note, substantially in the form of Exhibit A hereto, delivered by Borrower to a Lender to record the obligation of Borrower for payment in respect of each Loan under this Agreement.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document, including (a) the principal of and premium, if any, and interest (including interest accruing (or which would have accrued) during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and all other obligations, indebtedness and liabilities of the Borrower and each other Obligor to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise, and (b) all other obligations, indebtedness and liabilities of any kind or character of the Borrower and each other Obligor, and each of them, to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, which are related to this Agreement or any of the transactions connected herewith. For sake of clarity, the Obligations shall include all Hedging Obligations of the Borrower (or, to the extent this Agreement is subsequently modified to permit hedging arrangements with a Subsidiary of the Borrower to be secured by Collateral, such Subsidiary) in respect of transactions under Hedging Agreements entered into with any Lender or Affiliate of any Lender at the time such Lender is a

Lender hereunder. Notwithstanding the foregoing, with respect to any Obligor (other than the Borrower), the term “Obligations” shall not include Excluded Swap Obligations.

“Obligor” means, as the context may require, the Parent, the Borrower, each of its Subsidiaries that is obligated under any Loan Document.

“OID” means the original issue discount with respect to the Loans under this Agreement of two percent (2%), pursuant to which, as set forth in Section 2.1.1, the total aggregate Loan Commitment of the Lenders shall be limited to $39,788,000 and the total amount of principal to be repaid by the Borrower with respect thereto would be $40,600,000.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; (g) any and all rights to geological and geophysical data, surveys, seismic data and other information beneficial to the Hydrocarbon Interests and (h) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Operator” means as the context may require, any Person which is the operator of any Oil and Gas Properties belonging to the Borrower or any of its Subsidiaries.

“Organic Document” means, relative to any Obligor, as applicable, its certificate or articles of incorporation, articles and memorandum of association, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and similar or comparable agreement or certificate, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, any Credit Extension or any Loan Document.

“Parent” means Radiant Oil & Gas, Inc., a Nevada corporation.

“Parent Guaranty” means the Limited Recourse Guaranty executed and delivered by the Parent, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Parent Pledge Agreement” means the First Lien Pledge Agreement and Irrevocable Proxy executed and delivered by the Parent, substantially in the form of Exhibit F-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Participant” is defined in clause (d) of Section 10.11. “Participant Register” is defined in clause (e) of Section 10.11.

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended and supplemented from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, relative to any Lender, the percentage determined as provided in Schedule III hereto, as such percentage may be adjusted from time to time pursuant to any applicable Lender Assignment Agreement executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.11. A Lender shall not have any Loan Commitment if its Percentage is zero.

“Permitted Unsecured Debt Documents” means one or more indentures, note purchase agreements, credit agreements or similar financing documents governing the issuance of Permitted Unsecured Indebtedness.

“Permitted Unsecured Indebtedness” shall have the meaning set forth in Section 7.2.2(i) of this Agreement.

“Person” means any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pricing Assumptions” means the forward price decks and other pricing assumptions generally reflective of market conditions provided by Lender (generally the NYMEX pricing adjusted for basis and liquidity), as may be amended from time to time by the Agent by providing 5 days’ notice to the Borrower. The Pricing Assumptions as of the Effective Date are set forth on Schedule VI hereto.

“Proceeds Account” is defined in Section 7.1.10.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Reserve Definitions.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.

“Proved Reserves” means “Proved Reserves” as defined in the Reserve Definitions.

“Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Reserve Definitions.

“PV-10 Value” means, with respect to applicable Oil and Gas Properties of the Borrower constituting Proved Reserves or other applicable sub-set of Proved Reserves (if specified), the present value of the estimated net cash flow to be realized from the production of Hydrocarbons from all such Oil and Gas Properties discounted at 10 percent.

“PV-15 Value” means, with respect to applicable Oil and Gas Properties of the Borrower constituting Proved Reserves or other applicable sub-set of Proved Reserves (if specified), the present value of the estimated net cash flow to be realized from the production of Hydrocarbons from all such Oil and Gas Properties discounted at 15 percent.

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., as amended

“Register” is defined in clause (a) of Section 2.5.

“Release” means a “release”, as such term is defined in CERCLA or any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reliable Reserves Insurer” means XL Insurance (Bermuda) Ltd.

“Reliable Reserves Policy” means that certain insurance policy, in form and substance of Exhibit L attached hereto and satisfactory to the Agent, with the Lenders as the beneficiary, insuring the value of Covered Properties (as described in the Initial Reserve Report) in the event of an Event of Default resulting in the sale of Collateral.

“Replacement Lender” is defined in Section 4.1(g). “Replacement Notice” is defined in Section 4.1(g).

“Required Lenders” means, at any time, Lenders holding not less than 67% of the Total Exposure Amount of all Lenders.

“Reserve Definitions” means (a) the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question and (b) the SEC’s definitions as found in Part 210—Form and Content of and Requirements for Financial Statements, Securities Act of 1933, Securities Exchange Act of 1934, Public Utility Holding Company Act of 1935, Investment Company Act of 1940, Investment Advisers Act of 1940, and Energy Policy and Conservation Act of 1975, under Rules of General Application § 210.4-10 Financial accounting and reporting for oil and gas producing activities pursuant to the Federal securities laws and the Energy Policy and Conservation Act of 1975; provided, however, that, to the extent there is a conflict between any applicable definitions therein, or the details related to such applicable definitions are materially different, then “Reserve Definitions” means the definitions described in (a).

“Reserve Report” means the Initial Reserve Report and each other report setting forth, as of each December 31st and June 30th (or such other  date  as  required  pursuant  to Section 7.1.1 and the other provisions of this Agreement), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries, together with a projection of the rate of production and future net income, severance and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at the time, provided that each such report hereafter delivered must (a) separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves of the Borrower and its Subsidiaries, (b) take into account the Borrower’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (c) identify and take into account any “overproduced” or “under-produced” status under gas balancing arrangements, (d) use the Pricing  Assumptions  for  all  future  projections  and  (e) contain  information  and  analysis comparable in scope to that contained in the Initial Reserve Report except that there shall be no requirement to include any information regarding probable and possible reserves, any field descriptions, or other information other than the numerical output from the proved reserve calculations and summary information to the satisfaction of the Agent.

“Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Borrower or any Subsidiary) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding or (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise.

“Revenue” shall mean the revenue and/or proceeds attributable to the Borrower Properties including, without limitation:

(a) proceeds received by Borrower from the sale of Hydrocarbons;

(b) advance payments, prepayments, and other sums representing compensation to Borrower for Hydrocarbons produced from the Borrower Properties prior to the time of actual production;

(c) recoupable take-or-pay payments at the time when the gas purchaser received the recoupment gas;

(d) amount representing direct, actual damages received by Borrower in connection with a judgment in or settlement of a dispute related to the amount of the proceeds from the sale of production actually owned by the purchaser of the production; and

(e) any and all other income received as a result of, or in relation to, negotiations or contracts for the sale of Hydrocarbons that may be produced and saved from the Borrower Properties or from lands pooled therewith.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission and any Person succeeding to any or all of its functions.

“Secured  Parties”  means,  collectively,  (a) the  Lenders,  (b) the  Agent,  and (c) each Approved Counterparty to a Hedging Agreement with the Borrower (or a Subsidiary thereof if permitted by Section 7.2.19) that is or was a Lender or an Affiliate thereof at the time such Approved Counterparty entered into such Hedging Agreement (provided that such Approved Counterparty is a Secured Party only for purposes of each such Hedging Agreement so entered into and not for Hedging Agreements entered into after such Approved Counterparty ceased to be a Lender or Affiliate thereof), and in each case each of their respective successors, transferees and assigns.

“Security Agreement” means the Parent Pledge Agreement, the Borrower Pledge and Security Agreement and each Subsidiary Pledge and Security Agreement, substantially in the form of Exhibits F-1 or F-2 hereto (as the case may be), together with any other pledge or security agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Documents” means each Mortgage, each Security Agreement, each Guaranty, each Control Agreement delivered pursuant to the terms of the Loan Documents, the Reliable Reserves Policy and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, control agreements, financing statements, continuation statements, extension agreements and other agreements or instruments, supplements, amendments or other modifications to any of the foregoing now, heretofore, or hereafter delivered to the Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Obligor’s other duties and obligations under the Loan Documents.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including Contingent Liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, (d) the realizable value of such Person’s assets is equal to or greater than the aggregate of its liabilities and stated capital of all classes of Capital Securities, (e) such Person and its Subsidiaries on a consolidated basis is not engaged in a business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute unreasonably small capital and (f) such Person and its Subsidiaries on a consolidated basis are generally able to pay their debts and obligations as they become due. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” means September 30, 2018.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered to the Agent a Subsidiary Guaranty (including by means of a delivery of a supplement thereto).

“Subsidiary Guaranty” means any guaranty executed and delivered by an Authorized Officer of each Subsidiary pursuant to the terms of this Agreement, substantially in the form of Exhibit E hereto or otherwise in form and substance reasonable to the Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Subsidiary Pledge and Security Agreement” means the First Lien Pledge and Security Agreement and Irrevocable Proxy executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit F-1 hereto, together with any other pledge or security agreements delivered pursuant to the terms of this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Target Principal Amortization” shall be the target principal amortization for the Loans as set forth on Schedule IV hereto.

“Taxes” means all taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to the Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“Termination Date” means the date that all Obligations have been paid in full in cash, all Hedging Agreements have been terminated and all Commitments shall have terminated.

“Terrorism Laws” means any of the following (a) the Executive Order, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the PATRIOT Act, (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Total Exposure Amount” means, on any date of determination (and without duplication), the sum of the outstanding principal amount of all Loans and the unfunded amount of the Commitments.

“Treasury Note Reference Rate” means the current yield on United States Government Treasury Notes with a maturity closest to the Stated Maturity Date, as determined by Lender in its sole and absolute discretion.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas; provided that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interests granted to the Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Texas, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection or priority.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Working Interests” means those certain leasehold interests owned by Borrower in the Borrower Properties, more particularly described on Schedule V.

Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule and other schedules and exhibits hereto and thereto.

Section 1.3 Cross-References and Other Provisions Relating to Terms. Unless otherwise specified, (a) references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition; (b) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (c) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (d) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents; (f) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (g) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (h) any affirmative or negative covenant binding on the Borrower shall also bind the Subsidiaries of the Borrower and any representation or warranty made by or with respect to the Borrower shall include the Borrower’s Subsidiaries.

Section 1.4 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document in accordance with the Loan Documents, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.5 Accounting and Financial Determinations. (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

(b) As of any date of determination, for purposes of determining any applicable financial calculations required to be made or included hereunder, such financial calculations shall include or exclude, as the case may be, the effect of any domestic assets or businesses that have been acquired or Disposed of by the Borrower or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Borrower on a pro forma basis in accordance with GAAP.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE 2

COMMITMENTS, BORROWING PROCEDURES, NOTES

Section 2.1 Commitments. On the terms and subject to the conditions of this Agreement, the Lenders severally agree to make Credit Extensions as set forth below.

Section 2.1.1 Loan Commitment. (a) On the  Effective  Date  (subject  to  the terms of Article 5 hereof) and thereafter on any Business Day within the last seven (7) days of a calendar month (but, in any case, only once in each calendar month) but prior to the Loan Commitment Termination Date, each Lender severally agrees that it will make loans (relative to such Lender, its “Loans”) to the Borrower in an aggregate amount equal to such Lender’s

Percentage of the aggregate amount of (x) each Borrowing of Loans requested by the Borrower pursuant to a Borrowing Request made in accordance with the terms of Section 2.3 less (y) the amount of OID attributable to such Lender’s Percentage of such Borrowing of Loans (thus, (i) the maximum aggregate commitment of the Lenders to advance Loans under this Agreement shall be $39,788,000, and the maximum aggregate principal amount to be repaid by the Borrower in respect thereof is $40,600,000 and (ii) for any given Loan, the amount of funds advanced by any Lender shall be ninety-eight percent (98%) of the amount of principal required to be repaid by the Borrower in respect of such Loan). The Borrowing of Loans on the Effective Date shall be in an amount of Lender advanced funds of $26,975,428, with the principal amount to be repaid by the Borrower in respect of such Borrowing to be $27,525,947. The Loans disbursed on the Effective Date shall be disbursed in accordance with Schedule VII attached hereto.

(b) Subject to the terms and conditions hereof, including those set forth in clause (a) of this Section 2.1.1, the Borrower may from time to time borrow Loans; provided, however, that no Lender shall be permitted or required to make any Loan if, after giving effect thereto, (i) such Lender’s Credit Exposure would exceed such Lender’s Percentage of the then- existing Commitment Amount or (ii) the aggregate Credit Exposures of all Lenders would exceed the then-existing Commitment Amount.

(c) Amounts borrowed (pursuant to the Lenders’ Loan Commitments hereunder) and repaid may not be reborrowed.

Section 2.2 Termination of Commitments and Reduction of the Commitment Amounts. Unless previously terminated, the Loan Commitment shall terminate on the Loan Commitment Termination Date and on such date the Commitment Amount shall be zero.

Section 2.3  Borrowing Procedure.  Subject to the terms and provisions hereof, the Borrower may borrow the Loans in several advances, provided, however, that other than in respect of advances made on the Effective Date (subject to the terms of Article 5 hereof) advances will be made only once per calendar month. Except for the Loans to be made on the Effective Date, in regards to Borrower’s desire to borrow Loans, the Borrower shall deliver a Borrowing Request to the Agent and the Lenders on or before noon, Houston, Texas time, on a Business Day, at least five (5) Business Days prior to the date on which the Borrower requests disbursement for such respective Loan(s). Each Borrowing of Loans requested by the Borrower hereunder must be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000 (prior to reduction in respect of OID of the amount of the advance in regards to any such applicable Borrowing) or, as applicable, in the unused amount of the Loan Commitment. No Loans may be advanced when any Default or Event of Default has occurred and is continuing. Each such irrevocable request may be made by telephone to the Agent confirmed promptly by hand delivery, electronic mail or facsimile to the Agent and the Lenders of the applicable Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the applicable Business Day on which the Borrower requested the Borrowing to occur. Each Borrowing shall be made by the Lenders by advancing their respective Loan into the Depositary Account and/or, at the discretion of the Agent, by advancing a portion or all of such respective Loan into the Blocked Account on such date before noon, Houston, Texas time (provided, however, that such amount shall be less the amount of OID applicable thereto as described in Section 2.1.1 above). No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan. For each Loan, the  Borrower authorizes and directs the Lenders to make the proceeds of such Loan available to the Borrower by transferring such proceeds in immediately available funds to the Depositary Account and, as applicable, the Blocked Account, provided that the Lender may deduct from such proceeds any unpaid costs and expenses (including attorneys’ fees) and other amounts that are to be paid by the Borrower to such respective Lender under the Loan Documents.

Section 2.4 Blocked Account.  Notwithstanding  anything  to  the  contrary herein, the Agent may, at its discretion, provide for the Loans to be made by the Lenders in respect to any Borrowing hereunder to be advanced into the Blocked Account. Subject to the terms of and conditions of this Agreement, amounts held as a balance in the Blocked Account shall be subject to release therefrom from time to time upon delivery by the Borrower to the Agent of a Blocked Account Release Request on or before noon, Houston, Texas time, on at least one (1) Business Day prior to the date on which the Borrower requests disbursement from the Blocked Account. No amounts shall be released or disbursed from the Blocked Account when any Default or Event of Default has occurred and is continuing. Delivery of a Blocked Account Release Request may be made by hand delivery, electronic mail or facsimile to the Agent.

Section 2.5 Register; Notes.  The Register shall be maintained on the following terms.

(a) The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitments, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Agent shall retain a copy of each Lender Assignment Agreement delivered to the Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section.

(b) The Borrower agrees that, upon the request of any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the applicable Commitment Amount. The Borrower hereby irrevocably authorizes  each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal amount of the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Agent in the

Register, be conclusive and binding on each Obligor absent manifest error; provided that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

ARTICLE 3

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1  Repayments and Prepayments; Application.  The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

Section 3.1.1  Prepayments.  Prior to the respective Stated Maturity Date thereof, prepayments of the Loans shall or may be made as set forth below.

(a) At any time on or prior to the third anniversary of the Effective Date, the Borrower may make no voluntary prepayments of principal or interest under this Agreement, without paying the Lenders all amounts due pursuant to this clause (a) in connection with any voluntary prepayment. With respect to any such prepayment prior to such third anniversary, the Borrower shall in addition, and at such time, pay to each respective Lender of such Loan(s) to be prepaid that amount which is the total amount of interest which would have accrued under Section 3.2.1 upon all such principal amounts being prepaid for that period extending from such prepayment date until such third (3rd) anniversary (assuming such principal being prepaid would be repaid in accordance with the schedule of Target Principal Amortization) discounted at the then prevailing Treasury Note Reference Rate. All prepayments under this clause (a) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(b) At any time following the third anniversary of the Effective Date, the Borrower may, upon at least five (5) Business Days’ prior written notice (which notice shall specify the date and amount of prepayment) to the Agent and Lenders make optional prepayments of Loan(s), in whole or in part, without premium or penalty, but with accrued and unpaid interest to the date of such prepayment on the amount of principal prepaid; provided that each partial prepayment shall be in a principal amount not less than $1,000,000 and in an integral multiple of $1,000,000. Each such notice shall be irrevocable and shall commit the Borrower to prepay Loan(s) by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities and funding thereunder, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Notwithstanding clauses (a) and (b) of this Section 3.1.1, those payments made pursuant to the application of the Waterfall in Section 3.1.2 shall neither be subject to any prepayment penalty nor the limitation on prepayments in clause (b) above.

(d) The Borrower shall be obligated to make such prepayment on the date it or any Subsidiary receives cash proceeds as a result of any sale or Disposition under

Section 7.2.10(d); provided that all payments required to be made pursuant to this clause (d) must be made on or prior to the Termination Date.

(e) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

(f) Any prepayment of Loan(s) as required under clauses (d) and (e) of this Section 3.1.1 shall be subject to the terms of prepayment as provided under clause (a) hereof if such prepayment shall be made at any time on or prior to the third anniversary of the Effective Date.

(g) If, anytime after June 30, 2014 (provided, however, that any Borrowing or release of funds from the Blocked Account after the Effective Date shall require the Borrower to be in compliance (and to certify in connection therewith) with the test set forth in this Section 3.1.1(g) (giving effect to such Borrowing or release of funds from the Blocked Account)), the sum of (i) the Borrower’s mark-to-market value of its Hedging Agreements and (ii) the PV-10 Value of the sum of the Borrower’s Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves is an amount less than 150% of the Loans outstanding hereunder, then the Borrower shall, within sixty (60) days, prepay an amount of the Loans, together with accrued and unpaid interest thereon, in an amount to ensure the sum of the mark-to-market value of its Hedging Agreements and the PV-10 Value of the sum of its Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves is equal to or greater than 150% of the Loans outstanding hereunder.

(h) If the sum of (i) the Borrower’s mark-to-market value of its Hedging Agreements and (ii) the PV-15 Value of the Borrower’s Proved Reserves is an amount less than 200% of the Loans outstanding hereunder, then the Borrower shall, within sixty (60) days, prepay an amount of the Loans, together with accrued and unpaid interest thereon, in an amount to ensure the sum of the mark-to-market value of its Hedging Agreements and the PV- 15 Value of its Proved Reserves is greater than or equal to 200% of the Loans outstanding hereunder. The Borrower shall be required to certify compliance with the test set forth in this Section 3.1.1(h) in connection with any Borrowing (giving effect to such Borrowing in regards to such certification) and any release of funds from the Blocked Account.

(i) The Borrower shall, immediately upon receipt thereof, use  any amount(s) received in respect of the Reliable Reserves Policy, whether as proceeds related to the occurrence of an event, a return of premium or otherwise, to prepay the Loans (together with accrued and unpaid interest and any fees outstanding hereunder).

(j) Notwithstanding clauses (a) and (b) of this Section 3.1.1, those prepayments made pursuant to clauses (g) and (h) (only to the extent of the amount of the prepayment necessary to ensure compliance with clauses (g) and (h)) shall neither be subject to any prepayment penalty nor the limitation on prepayments in clause (b) above. Prepayments under clauses (g) and (h) shall be applied first to any costs, expenses or fees due under this

Agreement, second to accrued and unpaid interest on the outstanding principal amount of the Loans being repaid and third to the principal amount of the Loans outstanding hereunder.

Section 3.1.2 Payment; Waterfall. The Borrower shall repay in full the unpaid principal amount of each Loan on the Stated Maturity Date. Prior to repayment in full of the principal amount of each Loan on the Stated Maturity Date, or the applicable earlier prepayment (in accordance with the terms of Section 3.1.1 hereof) in full of such principal amount, on the last calendar day of each month during the term of this Agreement (or the first Business Day preceding such day, if such day is not a Business Day), the Borrower shall provide for the disbursement of amounts from the Depositary Account in accordance with the following priorities in payment (such payments from the Depositary Account, the “Waterfall”):

(a) first, the Borrower shall pay Lenders any settlement amounts due, if any, related to Hedging Agreements to which any Lenders are a party;

(b) second, the Borrower shall pay the Lenders (i) interest accrued but unpaid on the outstanding principal amount of the Loans, (ii) the commitment fee calculated in accordance with Section 3.3.1, (iii) any unpaid Deferred Interest, and (iv) interest accrued (in accordance with Section 3.2.1) but unpaid on any Deferred Interest;

(c) third, the Borrower shall pay the Lenders the amount of outstanding principal such that Borrower will meet the Target Principal Amortization amount for such month and any additional amount necessary to meet cumulative Target Principal Amortization;

(d)  fourth, the Borrower shall pay the Net Profits Interest Payment;

(e) fifth, the Borrower may withdraw all or a portion of the remaining balance of the Depositary Account (after application of the payments in clauses (a)-(d)); provided, however, that the Borrower may not withdraw funds from the Depositary Account pursuant to this clause (e) after a Casualty Event unless and until the insurance proceeds from such Casualty Event have been used to repair or rebuild the affected property within the time permitted under this Agreement under Section 3.1.1(d) or the insurance proceeds have been used to satisfy the prepayment required under Section 3.1.1(d).

Notwithstanding anything in the NPI Conveyance to the contrary, after the Effective Date and continuing until the Termination Date, payments pursuant to Section 3.1.2(d) of the Waterfall shall satisfy and be deemed full payment of the Net Profits Interest. Upon the Termination Date and repayment in full of all Obligations under this Agreement, the Net Profits Interest shall be satisfied and paid by Borrower pursuant to the NPI Conveyance and the terms and conditions thereof.

Notwithstanding anything in the foregoing to the contrary, disbursements pursuant and under the Waterfall shall not be permitted during the continuation of any Default or Event of Default. Instead, during such continuation of any Default or Event of Default, the full amount of funds in the Depositary Account shall be paid to Lenders on the last calendar day of each month (or the first Business Day preceding such day, if such day is not a Business Day) and be applied to (i) first, to any settlement amounts due, if any, related to Hedging Agreements to which any

Lenders are a party, (ii) second, to accrued interest and, (iii) third, to outstanding principal amounts of the Loans. For the avoidance of doubt, the Depositary Account shall remain subject to any enforcement by Lender pursuant to Article 8.

Section 3.2   Interest Provisions.  Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

Section 3.2.1 Rates. The outstanding principal balance of the Loans (as may have been advanced from time to time) and any and all outstanding Deferred Interest shall bear interest at a per annum rate of twelve percent (12%); provided that, if an Event of Default shall have occurred and be continuing, all outstanding principal of and, to the fullest extent permitted by Applicable Law, all past due interest and any other past due amounts owing under this Agreement shall bear interest at a per annum rate which is the lesser of fifteen percent (15%) and the Highest Lawful Rate.

Section 3.2.2 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid; and

(c)  monthly in accordance with the Waterfall as set forth in Section 3.1.2;

(d) on  that  portion  of  any Loans  the  Stated  Maturity Date  of  which  is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.3  Fees.  The Borrower agrees to pay the fees set forth below.  All such fees shall be non-refundable.

Section 3.3.1 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s unadvanced portion of its Loan Commitment. All commitment fees payable pursuant to this Section shall be calculated monthly on a year comprised of 360 days and payable by the Borrower in arrears on each Waterfall payment date, commencing with the first Waterfall payment following the Effective Date, and ending on the Loan Commitment Termination Date.

ARTICLE 4

CERTAIN RATE PROVISIONS

Section 4.1 Taxes.  The Borrower covenants and agrees as follows with respect to Taxes.

(a) Any and all payments by the Borrower and each other Obligor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the Borrower and each Obligor shall increase the amount of such payment so that each Secured Party receives an amount sufficient to put it and its Tax Related Persons in the same after-Tax position they would have been in, after withholding and deduction and payment of all Taxes (including income Taxes) had no such deduction or withholding been made; and

(ii) the Borrower or the Agent (as applicable) shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with Applicable Law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with Applicable Law.

(c) As promptly as practicable after the payment of any Taxes that the Borrower is required to pay on account of any payment made or required to be made under any Loan Document, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Agent an official receipt (or a certified copy thereof) or other proof of payment satisfactory to the Agent, acting reasonably, evidencing the payment of such Taxes or Other Taxes. The Agent shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (f), the Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. In addition, the Borrower shall indemnify each Secured Party for any Taxes that may become payable by such Secured Party or its Tax Related Persons as a result of indemnification payments (net of any reduction in Taxes resulting from the losses being indemnified) or as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually  paid  by  any  Secured  Party  or  the  indemnification  provided  in  the  immediately preceding sentence, such indemnification shall be made within 20 days after the date such Secured Party makes written demand therefor. The Borrower and each other Obligor acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower or other Obligor provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e) Each Non-U.S. Lender making Loans to the Borrower, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or W-8IMY claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN, W-8EXP, W-8ECI or W-8IMY, as appropriate, or applicable successor form, or (iii) in the case of a Lender that is not a Non-U.S. Lender, two duly completed copies of Internal Revenue Service form W-9 or applicable successor form. Each Lender, Eligible Assignee or Participant, as the case may be, agrees to promptly notify the Borrower and the Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction. In addition, each Lender, Eligible Assignee or Participant, as the case may be, shall timely deliver to the Borrower and the Agent two further copies of such Form W-8BEN, W-8EXP, W-8IMY, W-8ECI or W-9 or successor forms on or before the date that any previously executed form expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent form delivered by such Person to the Borrower. In addition to the foregoing, each Non-U.S. Lender shall deliver to the Agent and the Borrower any documents as shall be prescribed by Applicable Law or otherwise reasonably requested to demonstrate that payments to such Lender under this Agreement and the other Loan Documents are exempt from any United States federal withholding tax imposed pursuant to FATCA, to the extent applicable. Notwithstanding anything to the contrary, neither the Borrower nor the Agent shall be required to pay additional amounts or indemnify any Lender with respect to any withholding taxes imposed by reason of FATCA.

(f) The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans that has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that, the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate  to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other Applicable Law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.

(g) If any Lender makes a demand upon the Borrower for amounts pursuant to this Section 4.1, and the payment of such amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders (in each case, an “Affected Lender”), the Borrower may, within 30 days of receipt by the Borrower of such demand, give notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender of its intention to cause such Affected Lender to sell all of its Loans, Commitments and/or Notes to an Eligible Assignee (a “Replacement Lender”) designated in such Replacement Notice; provided, however, that no Replacement Notice may be given by the Borrower and no Lender may be replaced pursuant to this clause (g) if (i) such replacement conflicts with any Applicable Law or regulation, (ii) any Default or Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Affected Lender shall have taken any necessary action under this Section 4.1 so as to eliminate the continued need for payment of amounts owing pursuant to this Section 4.1 or shall have waived its right to payment of the specific amounts that give rise or would give rise to such Replacement Notice (it being understood for sake of clarity that the Affected Lender shall be under no obligation to waive such rights to payment). If the Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to the Agent (such consent not being required where the Replacement Lender is already a Lender or an Affiliate of a Lender), then such Affected Lender shall assign, in accordance with Section 10.11, all of its Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all other Loan Documents designated in the replacement notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (B) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under this Section 4.1) and including any call premiums, owing to such Affected Lender hereunder and (C) the Borrower shall pay to the Affected Lender and the Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Agent in connection with such assignment and assumption (including the processing fees described in Section 10.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

Section 4.2 Payments, Computations; Proceeds of Collateral, etc. (a) Unless otherwise expressly provided in a Loan Document, all payments required to be made by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m., Houston, Texas time, on the date due in same day or immediately available funds to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Agent for the account of such Secured Party. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment. All payments of the Obligations by the Obligors shall be made without set-off, counterclaim, recoupment or other defense.

(b)  After the occurrence and during the continuance of an Event of Default, the Agent may, and upon direction from the Required Lenders, shall, apply all amounts received under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under Applicable Law upon receipt thereof to the Obligations as follows: (i) first, to the payment of all Obligations in respect of fees, expense reimbursements, indemnities and other amounts owing to the Agent, in its capacity as the Agent (including the fees and expenses of counsel to the Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing (or which would accrue) after the commencement of a proceeding under Debtor Relief Law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding and the net credit exposure owing to Secured Parties  under Hedging Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of clause (b)(iii), the “net credit exposure” at any time of any Secured Party with respect to a Hedging Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating net credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Hedging Agreement.

Section 4.3 Sharing of Payments. If any Secured  Party  shall  obtain  any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension (other than payments pursuant to the terms of Section 4.1) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party that has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.4) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable Debtor Relief Law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

Section 4.4   Setoff.  Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (b) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided that, any such appropriation and application shall be subject to the provisions of Section 4.3. Each Secured Party agrees promptly to notify the Borrower and the Agent after any such appropriation and application made by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each

Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which such Secured Party may have.

ARTICLE 5

CONDITIONS TO CREDIT EXTENSIONS

Section 5.1   Initial Credit Extension.  The obligations of the Lenders to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction (or waiver by the Required Lenders) of each of the conditions precedent set forth in this Article 5.

Section 5.1.1 Credit Agreement. The Agent (or its counsel) shall have received from each party hereto (or intended to become a party hereto) either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

Section 5.1.2 Secretaries’ Certificates, etc. The Agent shall have received from each Obligor, as applicable, (a) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for such Obligor from the jurisdiction in which such Obligor is organized and each other jurisdiction in which such Obligor is qualified to do business and (b) a certificate, dated as of the Effective Date, duly executed and delivered by such Obligor’s Secretary, manager or general partner, as applicable, as to

(i) resolutions of such Obligor’s Board of Directors (or other managing body, in the case of an Obligor that is not a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the transactions contemplated by the Loan Documents applicable to such Obligor and the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;

(ii) the incumbency and signatures of those of its officers, manager or general partner (or officers or managers of its manager or general partner), as applicable, authorized to act with respect to each Loan Document to be executed by such Obligor; and

(iii) the Organic Documents of such Obligor and the full force and validity thereof; upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, manager or general partner (or Secretary of the manager or general partner), as applicable, of any such Obligor canceling or amending the prior certificate of such Obligor.

Section 5.1.3 Effective Date Certificate. The Agent shall have received the Effective Date Certificate, dated as of the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements (including the Acquisition Documents) required to be appended to the Effective Date Certificate shall be in form and substance satisfactory to the Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

Section 5.1.4 Payment of Outstanding Indebtedness.  All Indebtedness identified in Item 5.1.4 of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts payable with respect thereto, shall have been paid in full and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness, interest, prepayment premiums or other amounts shall have been terminated and released and the Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

Section 5.1.5   Financial Information. The Agent shall have received:

(a) unaudited balance sheets of the Parent as of December 31, 2012 and December 31, 2011, and audited statements of income and cash flow of the Borrower for such Fiscal Years then ended, which shall not be materially inconsistent with the information previously provided to the Agent and shall be in form and substance reasonably acceptable to the Agent;

(b) an unaudited balance sheet of the Parent as of July 31, 2013 and unaudited statements of income and cash flows of the Borrower for such 7-month period then ended, which shall not be materially inconsistent with the information previously provided to the Agent and shall be in form and substance reasonably acceptable to the Agent; and

(c) the annual financial and operational projections for the Borrower, by month, for the fifteen month period immediately following the Effective Date prepared in good faith based on available information and estimates determined to be reasonable at the time such projections were prepared.

Section 5.1.6 Initial Reserve Report. The Lenders shall have received the Initial Reserve Report.

Section 5.1.7 Guarantees. The Agent shall have received, with counterparts for each Lender, each Guaranty, dated on or about the date hereof, duly executed and delivered by an Authorized Officer of the Parent and each Subsidiary, as applicable.

Section 5.1.8 Security Agreements. The Agent shall have received, with counterparts for each Lender, executed counterparts of the Security Agreements, each dated on or about the date hereof, duly executed and delivered by the Borrower, the Parent and each Subsidiary of the Borrower, together with:

(a) certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in the Borrower and its Subsidiaries directly owned by such Obligor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Agent that the security interest therein has been transferred to and perfected by the Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;

(b) Uniform Commercial Code Form UCC-1 financing statements and Uniform Commercial Code Form UCC-3 amendment or continuation statements (“Filing Statements”), as appropriate, suitable in form for naming the Parent, the Borrower, and each Subsidiary Guarantor as a debtor and the Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Agent pursuant to such Security Agreement; and

(c) Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in any Security Agreement previously granted by any Person, together with such other Uniform Commercial Code UCC-3 termination statements as the Agent may reasonably request from such Obligors.

Section 5.1.9 UCC Searches. The Agent shall have received certified copies of UCC Requests for Information or Copies (Form UCC-11) or a similar search report, dated a date reasonably near to the Effective Date, listing all effective financing statements that name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Liens permitted by Section 7.2.3), evidence a Lien on any collateral described in any Loan Document).

Section 5.1.10 Insurance. The Agent shall have received (a) a certificate, reasonably satisfactory to the Agent, from the Borrower’s and its Subsidiaries’ insurance broker(s), dated as of (or a date reasonably near) the Effective Date relating to each insurance policy required to be maintained pursuant to Section 7.1.4, identifying types of insurance and the insurance limits of each such insurance policy and naming the Agent as a beneficiary or loss payee, and each of the Secured Parties as an additional insured, as appropriate, to the extent required under Section 7.1.4 and stating that such insurance is in full force and effect and that all premiums due have been paid, together with evidence in form and substance satisfactory to the Agent that the Oil and Gas Properties are covered under the Borrower’s existing insurance policies (with the same coverages and deductions); and (b) to the extent not provided in (a) above, a summary of casualty, property and other insurance policies currently in effect and maintained by the Borrower’s Subsidiaries provided by an insurance broker and stating that such insurance is in full force and effect and that all premiums due have been paid, in form and substance satisfactory to the Agent.

Section 5.1.11 Mortgages. The Agent shall have received counterparts of Mortgages, each dated on or about the date hereof, substantially in the form of Exhibits G-1 or G-2 hereto (as the case may be), or otherwise in form and substance reasonably satisfactory to the Agent, duly executed and delivered by the applicable Obligors in a sufficient number of counterparts for the due recording in each applicable recording office (including each office specified in any title opinions described in Section 5.1.15), granting to the Agent (or a trustee appointed by the Agent) for the benefit of the Secured Parties first and prior Liens on all Oil and Gas Properties of the Borrower and its Subsidiaries (except for certain state nominated leases which shall be delivered upon receipt and in any event, no later than 90 days after the Effective Date), as well as such other agreements, documents and other writings as may be reasonably requested by the Agent, including, without limitation, UCC-1 financing statements, authorizing resolutions, tax affidavits and applicable department of revenue documentation, together with

(a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages as may be necessary or, in the reasonable opinion of the Agent, desirable to create a valid, perfected first priority Lien against the properties purported to be covered thereby; and

(b) such other approvals, opinions, or documents as the Agent may reasonably request in form and substance reasonably satisfactory to the Agent.

Section 5.1.12 Net Profits Interest.  The Agent shall have received counterparts of the NPI Conveyance, dated on or about the date hereof, substantially in the form of Exhibit I or otherwise in form and substance reasonably satisfactory to the Agent, duly executed and delivered by the applicable Obligors in a sufficient number of counterparts for the due recording in each applicable recording office (including each office specified in any title opinions described in Section 5.1.15), granting to Centaurus a twelve and a half percent (12.5%) net profits interest in the Borrower Properties, as well as such other agreements, documents and other writings as may be reasonably requested by the Agent.

Section 5.1.13 Seismic and Other Data. The Agent shall have received evidence satisfactory to the Agent, in its sole discretion, in regards to the Borrower’s ownership of, or right to use and have access to, all geological and geophysical data, surveys, seismic data and other information beneficial to the Hydrocarbon Interests.

Section 5.1.14 Opinions of Counsel. The Agent shall have received opinions, dated on or about the date hereof and addressed to the Agent and all Lenders, from (a) the Law Offices of Michael C. McKeogh, (b) Theodore R. Borrego, P.C. (in regards to matters involving Texas law), (c) Copeland, Cook, Taylor & Bush, P.A. (in regards to matters involving Mississippi law) and (d) Alexander H. Walker III (in regards to matters involving Nevada law), counsel to the Obligors in form and substance, and from counsel, satisfactory to the Agent.

Section 5.1.15 Title. The Lenders shall have received title information and opinions in form and substance reasonably satisfactory to the Agent with respect to the Mortgaged Properties.

Section 5.1.16 Environmental Matters. The Agent shall have received, to the extent requested, favorable environmental site assessments, reports and evaluations and regulatory compliance reviews satisfactory to the Agent.

Section 5.1.17 Account Arrangements. The Depositary Account shall have been established and shall be subject to the first priority Lien of the Agent on terms satisfactory to the Agent (including, without limitation, the execution and delivery with the account bank therefor of a Control Agreement relating thereto).

Section 5.1.18 PATRIOT Act Disclosures. The Agent and each Lender shall have received all PATRIOT Act disclosures requested by them prior to execution of this Agreement.

Section 5.1.19 ISDA. The Borrower and an Approved Counterparty shall have each executed a master agreement and related schedule therefor, in form and substance of Exhibit J attached hereto.

Section 5.1.20 Consummation of Acquisition; Copies  of  Acquisition Documents. The Agent shall have received evidence satisfactory to them that all actions necessary to consummate the Acquisition shall have been taken in accordance with all applicable law and in accordance with the terms of each applicable Acquisition Document, without amendment or waiver of any material provision thereof from the forms of the Acquisition Documents provided to and reviewed by the Agent (except as consented to by the Agent which consent shall not be unreasonably withheld or delayed) and that the Acquisition has occurred or will occur concurrently with the closing and effectiveness of this Agreement. In addition to, and not in limitation of, the foregoing, the Agent shall be reasonably satisfied with (i) the final structure of the Acquisition and (ii) the terms and conditions of the documents relating to the consummation of the Acquisition. There shall not have occurred any event, change or condition since December 31, 2012, and there is not existing any pending or threatened litigation, investigation or proceeding, that, individually or in the aggregate, has had, or could reasonably be expected to have, any material adverse effect on the business, operations or financial condition of the Parent or the Borrower and their respective Subsidiaries on a combined basis, after giving pro forma effect to the Acquisition. The Agent shall have received copies of all Acquisition Documents relating to the Acquisition, certified by an Authorized Officer of the Borrower as true, correct and complete in all material respects.

Section 5.2 All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

Section 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

(a) the representations and warranties set forth in each  Loan  Document shall, in each case, be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b) no Material Adverse Effect has occurred since December 31, 2012 (or such more recent date for which the financial information required under Section 7.1.1(b) shall have been provided by the Borrower);

(c)  no Default shall have then occurred and be continuing; and

(d) as of the date of such Credit Extension, the Borrower is permitted under the Permitted Unsecured Debt Documents to incur such Credit Extension.

Section 5.2.2 Credit Extension Request, etc. Subject to Section 2.3, the Agent shall have received a Borrowing Request. The delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

Section 5.2.3 Delivery of Notes.  The Agent shall have received, for the account of each Lender that has requested a Note, a Note payable to the order of such Lender in the amount of the respective Loan made by such Lender as part of such Credit Extension duly executed and delivered by an Authorized Officer of the Borrower.

Section 5.2.4 Solvency, etc. The Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of each of the Borrower and its Subsidiaries, dated as of the date of such credit extension, substantially in the form of Exhibit H or otherwise in form and substance satisfactory to the Agent.

Section 5.2.5 Fees, Expenses, etc. To the extent then invoiced, the Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 10.3.

Section 5.2.6 Financial Information. The Agent shall have received pro forma projections (generally in a form and substance satisfactory to the Agent, and such projections shall have been made by the Borrower in good faith based on reasonable assumptions and not as guarantees of future performance) indicating (giving effect to the proposed use of proceeds) the Borrower’s continued compliance with the terms and provisions of this Agreement (including, without limitation, Sections 7.2.4, 3.1.1(g) and 3.1.1(h) hereof) through the Stated Maturity Date; such projections may be included in the applicable Borrowing Request relating to such Credit Extension.

Section 5.2.7 Reliable Reserves Policy. The Reliable Reserves Policy shall be in full force and effect and  a legally valid, binding and enforceable obligation of the insurer thereunder (without any contestation as to the effectiveness, validity, binding nature or enforceability thereof) and all premiums therefor shall have been paid (or shall be paid using the proceeds of such Borrowing).

Section 5.2.8 Restriction on Borrowing Related to Certain Properties. Notwithstanding anything herein to the contrary, Lenders shall have no obligation to make any Credit Extensions in an aggregate amount in excess of $25,000,000 unless (i) the Borrower shall, within 90 days of the Effective Date, acquire Good Title to the Coral Property, cause the Agent to have a first Lien on the Coral Property as security for the Obligations, and provide all documents, information and assurances requested by the Agent, in its sole and absolute discretion, in connection with the acquisition of the Coral Property or (ii) the Borrower shall, within 180 days of the Effective Date, acquire Good Title to an Acceptable Substitute Property, cause the Agent to have a first Lien on such Acceptable Substitute Property as security for the Obligations, and provide all documents, information and assurances requested by the Agent, in its sole and absolute discretion, in connection with the acquisition of such Acceptable Substitute Property.

Section 5.2.9 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Agent.

Section 5.2.10 Other Legal Matters. All legal matters and other due diligence in connection with this Agreement and the Loan Documents, the consummation of the Acquisition, and the assets and properties of the Parent, the Borrower and its Subsidiaries shall be approved by the Agent and its legal counsel, and there shall have been furnished to the Agent by the Parent and the Borrower, at the Borrower’s expense, such agreements and other documents, information and records with respect to the Parent, the Borrower or its Subsidiaries in form, substance, scope and methodology satisfactory to the Agent in its sole discretion, as the Agent may reasonably have requested for that purpose. In addition, and not in limitation of the foregoing, all documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Agent.

For purposes of determining compliance with the conditions specified in Sections 5.1 and 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed date of Borrowing specifying its objection thereto.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Secured Party as set forth in this Article.

Section 6.1 Organization, etc.  Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

Section 6.2 Due Authorization, Non-Contravention,  Defaults  etc.  The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Acquisition, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the Acquisition Documents are within such Person’s powers, have been duly authorized by all necessary action, and do not

(a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or

(b) result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement), (ii) a default under any material contractual restriction binding on or affecting any Obligor or (iii) any noncompliance, suspension, impairment, forfeiture or nonrenewal of any material license, permit or other governmental approval.

Except as set forth on Item 6.2 of the Disclosure Schedule, no Obligor is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound. No Obligor is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any Applicable Law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.3 Government Approval, Regulation,  etc.  Except  for  filings  to perfect and maintain the perfection of the Liens arising pursuant to the Security Documents, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and that are, or on the Effective Date will be, in full force and effect) is required for the consummation of the Acquisition or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of Acquisition Documents, in each case by the parties thereto or the consummation of the Acquisition. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Obligors is subject to regulation under any Applicable Law that limits its ability to incur Indebtedness.

Section 6.4 Validity, etc. Each Loan Document and each  Acquisition Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 6.5 Financial Information. The financial statements furnished to the Agent and each Lender pursuant to Section 5.1.5 present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 6.6 No Material Adverse Change. There has been no material adverse change in the business, condition (financial or otherwise), operations, performance, or properties or prospects of the Borrower and its Subsidiaries taken as a whole since December 31, 2012 (including after giving pro forma effect to the Acquisition).

Section 6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding, investigation or labor controversy

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrower, any of its Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document, the Acquisition Documents or the Acquisition.

Section 6.8 Subsidiaries. All of the Capital Securities of the Borrower are owned legally and beneficially as set forth in Item 6.8 of the Disclosure Schedule, and all such Capital Securities are validly issued, fully paid and nonassessable, free and clear of any Liens (other than those permitted under this Agreement), and were issued in compliance with all Applicable Law. The Borrower has no Subsidiaries, except those Subsidiaries that are identified in Item 6.8 of the Disclosure Schedule, or that are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.9.

Section 6.9 Ownership of Properties, etc.

(a) Each of the Borrower and its Subsidiaries has Good Title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens  except  Liens  permitted  by Section 7.2.3. After giving full effect to the such permitted Liens, the Borrower or such Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

(c) The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted immediately prior to the date hereof.

(d) All of the Properties of the Borrower and its Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition.

(e) The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 6.10 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing and has paid all Taxes shown to be due on any assessment received to the extent that such Taxes have become due and payable (except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books). The Borrower knows of no pending investigation of any Obligor or any Subsidiary thereof by any taxing authority or of any pending but unassessed Tax liability of any Obligor or any Subsidiary thereof. No Lien relating to Taxes has been filed with regard to any Obligor or any Subsidiary thereof, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Taxes..

Section 6.11 ERISA; Pension and Welfare Plans.  The  Borrower,  its Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Pension Plan or Welfare Plan. During the twelve- consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan that might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any Pension Plan or Welfare Plan that might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan or Welfare Plan. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any Contingent Liability with respect to any post- retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 6.12 Environmental Warranties.  Except as set forth in Item 6.12 of the Disclosure Schedule:

(a) all facilities and property owned, operated or leased by the Borrower or any of its Subsidiaries are owned, operated or leased by the Borrower and its Subsidiaries have been, and continue to be, in material compliance with all Environmental Laws;

(b)  there are no pending or, to the Borrower’s knowledge, threatened (i) claims, complaints, notices or governmental requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged material violation of any Environmental Law, or (ii) written complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding material potential liability of the Borrower or any of its Subsidiaries under any Environmental Law;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated, or leased by the Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;

(d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses, registrations and other authorizations relating to environmental matters;

(e) no property currently, or to the knowledge of the Borrower previously, owned, operated or leased by the Borrower or any of its Subsidiaries is listed, or proposed for listing in the Federal Register or similar governmental publication (with respect to owned property only), on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar foreign, federal, state or provincial list of sites requiring investigation or clean-up under Environmental Laws;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries;

(g) to the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal, provincial or state list or that is the subject of federal, state, provincial or local enforcement actions or other investigations that could reasonably be expected to result in material claims against the Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA or Environmental Laws;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries; and

(i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries that, with the passage of time or the giving of notice or both, could reasonably be expected to result in any material liability, claims, or costs under any Environmental Law.

Section 6.13 Disclosure of Material Information;  Accuracy  of  Information. Each Obligor has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Acquisition) contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

Section 6.14 Regulations T, U and X. No Obligor or any Subsidiary thereof is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose that violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X. Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings. If requested by any Lender, the Borrower will furnish to such Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of the F.R.S. Board as in effect from time to time.

Section 6.15 Labor Matters. No Obligor is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Obligor. Hours worked by and payments made to employees of each Obligor are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

Section 6.16 Compliance with Laws. Each Obligor is in compliance with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its properties (except for the Parent’s reporting requirements under the Exchange Act, which the Parent covenants and agrees that it will remedy and come into full compliance within 90 days of the Effective Date),  and possesses  all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property (including its Oil and Gas Properties) and the conduct and operation of its business (including, without limitation, the operation of the Acquired Properties).

Section 6.17 Material Contracts. Set forth on Item 6.17 of the  Disclosure Schedule is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each Obligor that is a party thereto and, to the best knowledge of the Borrower and its Subsidiaries, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action of such Obligor.

Section 6.18 Solvency. Except as set forth on Item 6.18 of the Disclosure Schedule, the Borrower and each other Obligor, both before and after giving effect to any Credit Extensions, are and will continue to be Solvent.

Section 6.19 Deposit Account and Cash Management Accounts. Set forth on Item 6.19(a) of the Disclosure Schedule is a complete and accurate list of all Deposit Accounts of the Borrower and each Subsidiary, and set forth on Item 6.19(b) of the Disclosure Schedule is a complete and accurate list of all Securities Accounts (as defined in the UCC) of the Borrower and each Subsidiary, if any as updated in accordance with Section 7.1.9. Item 6.19(a) and Item 6.19(b) of the Disclosure Schedule also sets forth a description of each Deposit Account and Securities Account (as the case may be) (i.e., the bank or broker dealer at which such account is maintained and the account number and purpose thereof).

Section 6.20 Insurance. The Borrower and each of its Subsidiaries keeps its property adequately insured in accordance with Section 7.1.4 and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies of similar size and in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by Applicable Law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies of similar size and in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by Applicable Law. All such insurance is in full force and effect and all premiums that are due and payable with respect thereto have been paid.

Section 6.21 Restrictions on Liens. Neither the Borrower nor any of its Subsidiaries is a party to any material agreement or arrangement or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 6.22 Location of Business and Offices. The Borrower’s jurisdiction of organization is Louisiana; the name of the Borrower as listed in the public records of its jurisdiction of organization is Radiant Acquisitions 1, L.L.C.; and the organizational identification number of the Borrower in its jurisdiction of organization is 41027022K (or, in each case, as set forth in a notice delivered to the Agent pursuant to Section 10.2). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 10.2 (or as set forth in a notice delivered pursuant to Section 10.2). The jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office of each other Obligor is stated on Item 6.22 of the Disclosure Schedule (or as set forth in a notice delivered pursuant to Section 10.2).

Section 6.23 Maintenance of Properties. The Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed by the Borrower and its Subsidiaries (as the case may be) in a good and workmanlike manner and in conformity with all Applicable Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, (a) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Applicable Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained by the Borrower or such applicable Subsidiary in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices.

Section 6.24  Gas Imbalances.  Except as set forth on the most recent certificate of the Borrower delivered in connection with a Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments that would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.25 Marketing of Production.  Except for contracts listed and in effect on the date hereof on Item 6.25 of the Disclosure Schedule, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 6.26 Perfected Liens and Security Interests. The Obligations are and shall be at all times secured by valid, perfected first priority Liens (subject to Liens permitted pursuant to Section 7.2.3) in favor of the Agent, covering and encumbering all collateral granted or purported to be granted by the Security Documents, to the extent perfection has or will occur, by the recording of a Mortgage or other Security Document or amendment or supplement or modification thereto, the filing of a UCC financing statement, or by possession or control.

Section 6.27 Outstanding Indebtedness. As of the Effective Date, neither the Borrower nor any of its Subsidiaries has any Indebtedness or Contingent Liabilities in regards to Indebtedness of any kind or character except as noted in Item 7.2.2(c) of the Disclosure Schedule.

Section 6.28 Anti-Terrorism. The Borrower is not and, to the knowledge of the Borrower, none of its Affiliates is, in violation of any Terrorism Laws. None of the Borrower or any of its Subsidiaries is, and to the knowledge of the Borrower, no (i) agent of the Borrower or any of its Subsidiaries acting directly at the request of the Borrower or any such Subsidiary or (ii) Affiliate of the Borrower or any of its Subsidiaries, is any of the following (in each case, with respect to agents of the Borrower or any Subsidiary thereof, as at the date of such Person acting at the request of the Borrower or such Subsidiary):

(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions or, the Executive Order;

(c) a Person with which any of the Lenders is prohibited from dealing or otherwise engaging in any transaction by any Terrorism Law; or

(d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

Neither the Borrower or any Subsidiary thereof nor, to the knowledge of the Borrower, any agent of the Borrower or any of its Subsidiaries acting at the request of the Borrower or any Subsidiary, (i) conducts any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the preceding sentence, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Terrorism Laws.

Section 6.29 No Defaults. No Default or Event of Default has occurred and is continuing.  Except as set forth on Item 6.29 of the Disclosure Schedule, no Obligor is in default in the payment of any principal of or interest on any Indebtedness (and no such default has been waived) or is in default under any instrument or agreement under and subject to which any Indebtedness has been issued (and no such default has been waived). No event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default on any Indebtedness or under any instrument or agreement under and subject to which any Indebtedness has been issued.

ARTICLE 7

COVENANTS

Section 7.1 Affirmative Covenants.   The Borrower agrees with each Lender and the Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish the Agent and each Lender, copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, in each case certified by the chief financial or accounting Authorized Officer of the Borrower to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments) and to fairly and accurately present the financial condition and results of operations of the Borrower and its Subsidiaries at the date and for the periods indicated therein;

(b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, prepared in accordance with GAAP and setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants reasonably acceptable to the Agent, stating that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained of any Event of Default;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the requirements set forth in Sections 7.2.4, 3.1.1(g), 3.1.1(h) and 3.1.2, (ii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or an Obligor has taken or proposes to take with respect thereto) and (iii)

stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied  with Section 7.1.8);

(d) as soon as possible and in any event within five (5) days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower or such Obligor has taken and proposes to take with respect thereto;

(e) as soon as possible and in any event within five (5) days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7 or (iii) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority (including under Environmental Laws or with respect to ERISA matters) against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders, notice thereof and, to the extent the Agent requests, copies of all documentation relating thereto;

(f) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements that any Obligor files with the SEC or any national securities exchange;

(g) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA,
(iii) the taking of any action with respect to a Pension Plan that could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan that could result in the incurrence by any Obligor of any liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(h) promptly upon receipt thereof, copies of all “management letters” or reports submitted to the Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants or any other interim or special audit conducted by them;

(i) promptly following the mailing or receipt of any material notice or report delivered under the terms of any Permitted Unsecured Debt Document, copies of such notice or report;

(j) promptly (i) if the Borrower obtains knowledge that the Borrower or any Person that owns, directly or indirectly, any Capital Securities of the Borrower, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, the Borrower will notify the Agent and (ii) upon the request of any Lender, the Borrower will provide any information such Lender believes is reasonably necessary to be delivered to comply with the PATRIOT Act;

(k) concurrently with any delivery of financial statements under clause (b) above, or within five days following any change or notice of change to any existing insurance policy that could reasonably be expected to have an adverse effect on the Lender Parties, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 7.1.4, in form and substance satisfactory to the Agent, and, if requested by the Agent or any Lender, all copies of the applicable policies;

(l) within 60 days after filing thereof, complete copies of any federal and state income tax returns and reports (other than any schedules thereto) of the Borrower or any of its Subsidiaries;

(m) promptly after December 31 and June 30 of each calendar year (commencing December 31, 2013) and promptly after any time requested by the Agent (provided that the Agent shall be limited to only making one additional request in any calendar year in which no Default or Event of Default has occurred; it being understood that the Agent may make as many requests as it in its absolute discretion should determine at any time any Default or Event of Default has occurred and is continuing), the Borrower shall furnish to the Agent and the Lenders a Reserve Report in form and substance satisfactory to the Agent, prepared by an Approved Engineer, all setting forth the Proved Developed Nonproducing Reserves, the Proved Developed Producing Reserves and Proved Undeveloped Reserves attributable to the Oil and Gas Properties owned by the Borrower and its Subsidiaries and a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on the Pricing Assumptions, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Agent or any Lender may reasonably request, and, concurrently with the delivery of each such Reserve Report, the Borrower shall provide to the Agent and each Lender, a certificate from an Authorized Officer of Borrower certifying that, to the best of his knowledge and in all material respects: (i) the information contained in such respective Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower and its Subsidiaries own Good Title to the Oil and Gas Properties evaluated in  such  respective Reserve Report (in this section called the “Covered Properties”) and are free of all Liens except for Liens permitted by Section 7.2.3, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such respective Reserve Report (other than those permitted by the Security Documents) that would require Borrower or such Subsidiary to deliver hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Covered Properties has been Disposed since the date of the last certificate delivered pursuant to this Section 7.1.1(m) except as set forth on an exhibit to the certificate, which exhibit shall list all of such properties Disposed and in such detail as reasonably required by the Agent, and (v) set forth on a schedule attached to the certificate is the PV-10 Value and PV-15 Value calculation required pursuant to Sections 3.1.1 (g) and 3.1.1 (h) of all Covered Properties that are part of the Oil and

Gas Properties that are encumbered by the Mortgages (the “Mortgaged Properties”) and a schedule of Persons who purchase (or did purchase in the last six months) at least 50% of the Hydrocarbons from the Borrower or any of its Subsidiaries;

(n) in the event the Borrower or any Subsidiary intends to sell or otherwise Dispose of at least $100,000 worth of any Oil or Gas Properties or any Capital Securities in any Subsidiary in accordance with this Agreement, prior written notice of such Disposition, the price thereof and the anticipated date of closing;

(o) prompt written notice, (i) and in any event within five (5) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, and (ii) of any development or event that has had or could reasonably be expected to have a Material Adverse Effect (including any proposal by an Operator to conduct addition or subsequent operations on any Oil and Gas Property of the Borrower or any of its Subsidiaries, in which case “prompt” written notice shall require the Borrower to provide notice to the Agent within twenty-four hours of the occurrence thereof, and that such notice shall be by email and phone);

(p) prompt written notice (and in any event within fifteen (15) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in the general location of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number;

(q) no later than 60 days after the end of each Fiscal Quarter, (i) a report setting forth, for each calendar month during the then current Fiscal Year to date on a production date basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production Taxes and lease operating expenses attributable thereto and incurred for each such calendar month, including, without limitation, transportation, gathering and marketing costs, and all categories of applicable expenses (at a level of detail reasonably acceptable to the Agent) charged to the Borrower or its Subsidiaries under the relevant operating agreements, (ii) a report, in form and substance reasonably acceptable to the Agent and regarding the ongoing drilling programs of the Borrower and its Subsidiaries, which report will specify (A) the wells drilled by the Borrower and its Subsidiaries on their Oil and Gas Properties during such recently ended Fiscal Quarter, (B) the status of such wells as producing, shut-in, waiting-on-connection or otherwise, and the categorization of such wells as Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves, Proved Undeveloped Reserves or unproved reserves as of the most recent reserve report delivered to Agent and the Lenders hereunder, (C) the total number of successful wells for such Fiscal Quarter on a gross and net basis and (D) the Capital Expenditures incurred in connection with such wells during such Fiscal Quarter, (iii) a report, in form and substance reasonably acceptable to the Agent regarding the projected Capital Expenditures of the Borrower and its

Subsidiaries during the next twelve months and (iv) a report, in form and substance reasonably acceptable to Agent, (A) setting forth as of the last Business Day of such Fiscal Quarter, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not previously provided to the Agent, any margin required or supplied under any credit support document, and the counterparty to each such agreement, and (B) providing information and calculations as to (x) any volumes corresponding to swaps or collars covering Oil and Gas Properties of the Obligors to the extent the same exceed 100% for crude oil or for natural gas, as the case may be, of the reasonably estimated projected crude oil and natural gas production, respectively, from the Obligors’ Proved Developed Producing Reserves in respect of such Oil and Gas Properties and (y) the Borrower’s good faith estimate (with reasonably detailed calculations and based on such hedging positions as the Borrower may deem appropriate provided such hedging positions are in compliance with the terms of the Loan Documents) of the cost to modify or unwind the Obligors’ hedging positions so that such volumes would not exceed 100% of such reasonably estimated projected crude oil and natural gas production, respectively, from the Obligors’ Proved Developed Producing Reserves in respect of such Oil and Gas Properties;

(r) promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to Organic Document of the Borrower or any Subsidiary;

(s) promptly, but in any event within five (5) Business Days after any execution of any new Hedging Agreements or any assignment, termination or unwinding of any existing Hedging Agreements, notice thereof to the Agent, which notice shall be in form and substance and with details reasonably acceptable to the Agent;

(t) within 45 days after the close of each Fiscal Year, Borrower shall provide Agent projections of monthly cash flow of the Borrower and its Subsidiaries until the Stated Maturity Date;

(u) such other financial and other information as any Lender through the Agent may from time to time reasonably request (including information and reports in such detail as the Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate);

(v) by December 31, 2013, the 2012 federal income Tax return of the Parent that is true, correct and complete; and

(w) within 60 days of the Effective Date, audited balance sheets  of  the Parent as of December 31, 2012 and December 31, 2011, and audited statements of income and cash flow of the Parent for such Fiscal Years then ended, which shall be in form and substance reasonably acceptable to the Agent and prepared in accordance with GAAP and setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification except for a “going concern” opinion) by independent public accountants reasonably acceptable to the Agent.

Section 7.1.2 Maintenance of Existence; Compliance with Contracts, Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its and their respective legal existence (except as otherwise permitted by Section 7.2.9), perform in all material respects their obligations under material agreements to which the Borrower or a Subsidiary is a party, and comply in all material respects with all Applicable Law, including the payment (before the same become delinquent), of all Taxes, imposed upon the Borrower or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Subsidiaries, as applicable. The Borrower shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.

Section 7.1.3 Operation and Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to,

(a) maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower and its Subsidiaries may be properly conducted at all times;

(b) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, including, without limitation, applicable proration requirements and Environmental Laws, and all Applicable Law, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties;

(e) do or cause to be done such development work, and take such other action, as may be reasonably necessary for the prudent and economical ownership and operation of the Borrower’s and its Subsidiaries’ Oil and Gas Properties, including all such action as may be appropriate to protect from diminution the productive capacity of such Oil and Gas Properties and each producing well thereon; and

(f) to the extent the Borrower is not the  operator  of  any Property,  the Borrower shall use reasonable efforts to cause the operator to comply with this Section 7.1.3.

Section 7.1.4 Insurance; Casualty Events. The Borrower will, and will cause each of its Subsidiaries to maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries;

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business, and

(c)  the Reliable Reserves Policy, in each case to the reasonable satisfaction of the Agent. Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) (A) name the Agent on behalf of the Secured Parties as loss payee (in the case of property insurance) and name the Agent and other Secured Parties as additional insured (in the case of liability insurance), as applicable, and (B) provide that no cancellation or modification of the policies will be made without first, in a manner satisfactory to the Agent, providing prior notice to the Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents. If no Event of Default has occurred and is continuing, (x) the Borrower and the Agent will cause all proceeds of insurance in connection with a Casualty Event to be deposited into a Deposit Account or Securities Account maintained by the Agent or as to which a Control Agreement has been executed in favor of the Agent granting “control” to the Agent under the UCC and (y) the Borrower may use such insurance proceeds to, at its option, repair or rebuild the affected property or pay or prepay any outstanding Loans or other Obligations or for any other lawful purpose not otherwise restricted by the Loan Documents. After the occurrence and during the continuance of an Event of Default, the Agent may, and upon direction from the Required Lenders, shall, apply all insurance proceeds upon receipt thereof to the Obligations in accordance with Section 3.1.1.

Section 7.1.5 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP that accurately reflect all of its business affairs and transactions and permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each such Obligor’s offices and/or assets, examine the books of records and accounts therof, take copies and extracts thereof and therefrom, and discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with the Borrower’s and its Subsidiaries’ officers and employees and their respective independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s and its Subsidiaries’ financial matters with each Secured Party or their representatives whether or not any representative of the Borrower and its Subsidiaries is present) and to examine (and photocopy extracts from) any of its books and records.  The Borrower shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.

Section 7.1.6  Environmental Law Covenant.  The Borrower will, and will cause each of its Subsidiaries to,

(a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

(b) promptly notify the Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its owned, operated and leased facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any non-compliance with Environmental Laws and keep its owned property free of any Lien imposed by any Environmental Law.

Section 7.1.7  Use of Proceeds.  The Borrower has and will apply the proceeds of the Credit Extensions as follows:

and

(a) in accordance with uses of proceeds set forth on Schedule VII hereto;

(b) to fund the development of the Proved Reserves related to the Borrower’s Properties in accordance with the well drilling and completion schedule set forth on Schedule VII hereto.

Section 7.1.8 Future Guarantors, Security, etc. The  Borrower will,  and  will cause each of its Subsidiaries to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including executing, delivering and filing Mortgages and supplements to any thereof) that may be required under Applicable Law, or that the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will cause any subsequently acquired or organized Subsidiary to execute, contemporaneously with its acquisition or organization, a Subsidiary Guaranty and each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and its Subsidiaries (including real and personal property acquired subsequent to the Effective Date). Such Liens will be created under the Loan Documents in form and substance satisfactory to the Agent, and the Borrower shall deliver or cause to be delivered to the Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Agent shall reasonably request to evidence compliance with this Section. Without limiting the foregoing, the Borrower for itself and on behalf of its Subsidiaries agrees that the Agent is hereby authorized to file, at such times as the Agent deems necessary or desirable, Filing Statements naming the Borrower or any of its Subsidiaries as debtor and describing the collateral as “all personal property” or “all assets” of such debtor whether now or hereafter acquired, or words of like import. The Borrower shall cause the Mortgaged Properties to constitute all of the Oil and Gas Properties of the Borrower and its Subsidiaries. The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of any Mortgaged Property or any part thereof or any other collateral without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof or any other collateral shall be sufficient as a financing statement where permitted by law. The Borrower shall notify the Agent of any name change of any of the Borrower’s Subsidiaries in accordance with the Borrower Pledge and Security Agreement.

Section 7.1.9 Cash Management. Except as required by the terms of this Section 7.1.9, the Borrower will keep all of its operating accounts, Deposit Accounts and other bank accounts separate from, and will not co-mingle any of its cash or money with, those of other Persons (including its Subsidiaries). The Borrower will, and will cause each Subsidiary Guarantor to: (a) ensure that such Person’s Account Debtors forward payment of all amounts owed by them to such Person to the Depositary Account, and (b) deposit, or cause to be deposited, promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of such Person’s Collections in the Depositary Account. So long as no Default has occurred and is continuing, the Borrower may amend Item 6.19(a) and Item 6.19(b) of the Disclosure Schedule to add or replace one or more of the Deposit Accounts; provided, however, that (i) the prospective depository institution at which such Deposit Account will be held shall be reasonably satisfactory to the Agent and (ii) in the event such Deposit Account will replace or be in addition to a Deposit Account set forth on Item 6.19(a) of the Disclosure Schedule hereto, prior to the time of the opening of such Deposit Account, the Borrower or relevant Subsidiary and such prospective depository institution shall have executed and delivered to the Agent a Control Agreement in respect of such Deposit Account. The Borrower shall close or cause to be closed any of such Deposit Accounts (and establish replacement Deposit Accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Agent that the creditworthiness of any depository institution holding such Deposit Account is no longer acceptable in the Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from the Agent that the operating performance, funds transfer, or availability procedures or performance of the depository institution holding such Deposit Account is no longer acceptable in the Agent’s reasonable judgment. The Borrower shall establish on or before the Effective Date and maintain at the Borrower’s expense the Depositary Account. All proceeds from the Working Interests shall be immediately deposited into the Depositary Account, pursuant to irrevocable instructions provided to the Operator. Amounts within the Depositary Account shall be disbursed in accordance with the Waterfall set forth in Section 3.1.2. All interest generated by the Depositary Account shall be the property of the Borrower, and shall be disbursed to Borrower from time to time, but not more than quarterly. Investments of the balances within the Depositary Account shall be subject to Agent approval.

Section 7.1.10 Proceeds Account. The Mortgages contain an assignment to the Agent by the Borrower and its Subsidiaries, as applicable, of all Production and Production Proceeds (in each case as defined in the Mortgages). All Production and Production Proceeds shall be paid directly into the Depositary Account (the “Proceeds Account”). The Borrower hereby grants to the Agent for the benefit of the Secured Parties, subject to the prior assignment in favor of the Agent of such Production and Production Proceeds, a security interest in the Proceeds Account and all proceeds thereof.

Section 7.1.11   Hedging Agreements.

(a) The Borrower shall not assign, terminate or unwind any of the Hedging Agreements reflected in the hedging positions set forth on a certificate delivered pursuant to Section 7.1.1(q)(iii) or sell any of such Hedging Agreements if the effect of such action (when taken together with any other Hedging Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Hedging Agreements unless such actions (a) are undertaken (i) with prior written notice to and approval from the Agent and (ii) for the purpose of repositioning volumes for later or earlier months, for the purpose of eliminating production obligations in anticipation of temporary production shutdowns due to storms or other force majeure events, for the purpose of eliminating production obligations while maintaining hedge volumes and minimum prices for the Borrower or any of its Subsidiaries or for the purpose of placing such obligations under other Hedging Agreements that provide higher minimum prices for the Borrower or any of its Subsidiaries, and (b) are in compliance with the restrictions set forth in Section 7.2.19.

(b) The Borrower must maintain Hedging Agreements, satisfactory to the Agent, at all times while there are Loans outstanding as follows:

(i) price hedges with a notional value of not less than the lesser of (1) 75% of projected gross revenues from Borrower’s estimated projected oil and gas production volumes until the Stated Maturity Date, rounded down to the nearest contract hedge volume, related to Borrower’s Proved Developed Producing Reserves and (2) the amounts shown on Schedule VIII attached hereto; and

(ii) any additional Hedging Agreements necessary to maintain price hedges on no less than 50% of Borrower’s estimated two year forward projected oil and gas production volumes or revenue, rounded down to the nearest hedge contract volume, related to Borrower’s Proved Developed Producing Reserves.

Section 7.1.12 Title Information. On or before the delivery to the Agent and the Lenders of each Reserve Report required by Section 7.1.1(m), the Borrower will deliver title information and/or title opinions in form and substance acceptable to the Agent covering the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Agent shall be reasonably satisfied with the status of title to the Oil and Gas Properties evaluated by such Reserve Report. In addition, the Borrower will furnish to the Agent title due diligence and title opinions in form and substance satisfactory to the Agent and will furnish all other documents and information relating to such properties as the Agent may reasonably request.   Within 30 days of notice from the Agent that title defects or exceptions exist with respect to any Properties, the Borrower shall (i) promptly commence cure of such title defect or exception and provide the Agent and Lenders with satisfactory evidence of such cure within a reasonable time period and (ii) promptly execute and deliver to the Agent Security Documents, satisfactory in form and substance to the Agent, as are necessary or desirable (in the opinion of Agent) to create and maintain in favor of the Secured Parties a perfected Lien on all Oil and Gas Properties of the Borrower with the priority required by this Agreement.

Section 7.1.13 Further Assurances. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Agent, in connection therewith.

Section 7.2 Negative Covenants.  The Borrower covenants and agrees with each Lender and the Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.2.1 Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, except with the prior written consent of the Agent in its sole discretion, engage, directly or indirectly, in any business if, as a result, the general nature of the business that would then be engaged in by the Borrower or any of its Subsidiaries would be changed in any respect from the general nature of the business engaged in by the Borrower or such Subsidiary on the date of this Agreement. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the geographical boundaries of the United States or otherwise purchase, make, incur, assume or permit to exist any Investment in any Person not organized under the laws of the United States or one of the States thereof.

Section 7.2.2 Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b)  Hedging Obligations permitted pursuant to the terms of this Agreement;

(c) Indebtedness existing as of the Effective Date  that  is  identified  in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness on No Less Favorable Terms and Conditions in a principal amount not in excess of that which  is outstanding on the Effective Date (as such amount has been reduced following the Effective Date);

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of the Borrower and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services (including insurance premium payables in the ordinary course) that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Borrower or such Subsidiary) and (ii) in respect of performance, surety or appeal bonds or similar assurance undertakings provided in the ordinary course of business, but excluding (in each case), funded Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries (provided that, such Indebtedness is incurred within 30 days of the acquisition of such property) and (ii) in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $500,000;

(f) Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary Guarantor;

(g) Indebtedness incurred by the Borrower and its Subsidiaries associated with bonds, surety or similar assurance obligations or undertakings required by Applicable Law in connection with the operation of the Oil and Gas Properties;

(h) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Borrower, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary; and

(i) Indebtedness (including, but without duplication, Contingent Liabilities of the Subsidiary Guarantors in respect thereof) incurred in an amount not to exceed an aggregate outstanding principal amount of up to $100,000; and, the refinancing of all or any applicable portion of such Indebtedness so long as such refinancing is on terms and conditions that are, taken as a whole, No Less Favorable Terms and Conditions, provided, however, that such Indebtedness (x) is unsecured and (y) does not have a maturity date that is prior to the date that is six (6) months after the Stated Maturity Date of the most recent Credit Extension hereunder (the “Permitted Unsecured Indebtedness”).

Section 7.2.3 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) Liens existing as of the Effective Date and disclosed in Item 7.2.3(b) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(c) Liens securing Indebtedness permitted by clause (h) of Section 7.2.2; provided that, such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that, (i) such Lien is granted within 30 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens in favor of carriers, warehousemen, mechanics, contractors, laborers, suppliers, operators, non-operators, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds or similar assurance undertakings;

(g) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(i) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(j) any zoning or similar law or right reserved or vested in any governmental office or agency to control or regulate the use of, or any reservation in the grant from the crown in respect of, any real property;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(l) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto;

and

(m)  Liens on any leased real property granted to landlords under any leases;

(n)  Liens permitted under the Loan Documents to the extent  permitted thereby.

Section 7.2.4 Financial Conditions and Operations. The Borrower  will  not permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter ending on or after June 30, 2014 to be less than 1.25 to 1.00.

Section 7.2.5 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b)  Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments by way of contributions to capital or purchases of Capital Securities (i) by the Borrower in any Subsidiary Guarantor or by any Subsidiary in other Subsidiary Guarantors, or (ii) by any Guarantor in the Borrower;

(e) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f) intercompany loans, advances or guaranties among the Borrower and its Subsidiaries, all to the extent permitted by clause (f) of Section 7.2.2 and clause (d) of this Section 7.2.5;

(g) Capital Expenditures reasonably incurred in the ordinary course of business; and

(h) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by Applicable Law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $100,000 in the aggregate at any time;

provided that,

(i) any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(j) no Investment otherwise permitted by clauses (f) or (h) shall be permitted to be made if any Default or Event of Default has occurred and is continuing or would result therefrom.

Section 7.2.6 Restricted Payments; etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except as permitted pursuant to the terms of Sections 3.1.2(e) and 7.1.7(e); provided, however, that no amounts received in respect of any Casualty Event may be used to make Restricted Payments until payment in full of the Obligations.

Section 7.2.7 [Intentionally Blank].

Section 7.2.8 Issuance of Capital Securities. The Borrower will not, and will not permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (in the case of Subsidiaries) to the Borrower.

Section 7.2.9 Consolidation, Merger; Permitted Acquisitions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge or amalgamate into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:

(a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, the Borrower or any other Subsidiary; provided that, in any merger involving the Borrower, the Borrower is the surviving Person and a Subsidiary Guarantor may only merge with and into another Subsidiary Guarantor;

(b) the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower; provided that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

(c)  Investments made in accordance with Section 7.2.5.

Section 7.2.10 Permitted Dispositions. The Borrower will not,  and  will  not permit any of its Subsidiaries to, Dispose of any of the Borrower’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a) inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, or the discounted sale of defaulted or delinquent trade receivables written off and reserved in the ordinary course of business;

(b)  the sale of Hydrocarbons in the ordinary course of business;

(c) an Investment made in accordance with Section 7.2.5 and Restricted Payments made in accordance with Section 7.2.6; and

(d) the sale or other Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary of the Borrower owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other Disposition shall be cash, (ii) the consideration received in respect of such sale or other Disposition shall be equal to or greater than the fair market value of the interests that are the subject of such sale or other Disposition (as reasonably determined by the board of directors (or commensurate organizational authority) of the Borrower, if requested by the Agent, the Borrower shall deliver a certificate of a Authorized Officer of the Borrower certifying to that effect) and (iii) the proceeds of such sale or other Disposition shall be applied immediately to prepay the Loans outstanding under this Agreement in accordance with the terms of Section 3.1.1.

Section 7.2.11 Modification of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) any Material Contract (including, without limitation, any Acquisition Document), including waiving any default or termination event under, or breach of or violation of, any term or condition of any Material Contract, or agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract, or permitting an Operator (or any relevant third party) directly or indirectly to cancel or terminate any Material Contract or permit, consent to or accept any cancellation or termination thereof, or otherwise take any other action in connection with any Material Contract that would materially impair the value of the interest or rights of Borrower or its Subsidiaries thereunder or that would be materially adverse to the interests of the Lenders in respect thereof, unless, in each case, the Borrower has provided prior notice of the amendment, supplement, waiver or other modification of, or forbearance, to the Agent and the Agent has consented to such amendment, supplement, waiver, modification or forbearance;

(b) the Organic Documents of the Borrower or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party; and

(c) any of the Permitted Unsecured Debt Documents, unless the Borrower has provided prior notice of the amendment, supplement, waiver or other modification to the Agent and the Agent has consented to such amendment, supplement, waiver or other modification, other than any such amendment, supplement, waiver or modification permitted in accordance with the provisions of this Agreement.

Section 7.2.12 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind that would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person that is not one of its Affiliates, other than:

(a) transactions among the Obligors otherwise permitted hereunder;

(b) reasonable fees and compensation (including employee benefits) paid to, an indemnity provided for the benefit of, officers, directors, board members, employees or consultants of the Borrower or any Subsidiary as determined in good faith by the board of directors (or commensurate organizational authority) of the Borrower;

(c) payment by the Borrower to Affiliates for the Borrower’s share of reasonable and customary G&A Expenses incurred by such Affiliates in the ordinary course of business and provided such G&A Expenses are supported by appropriate invoices and incurred pursuant to an expense sharing arrangement reasonably acceptable to the Agent; and

(d)  the payment of Restricted Payments as provided under Section 7.2.6.

Section 7.2.13 Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting or restricting:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)  the ability of any Obligor  to  amend  or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

Section 7.2.14 Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 7.2.15 Pension Plans.  The Borrower will not, and will not permit any of its Subsidiaries to make any contribution in respect of any Pension Plan in any Fiscal Year in excess of the maximum amount recommended to be contributed by the Borrower and its Subsidiaries as determined by a valuation provided to the Borrower by a nationally recognized agency providing such valuations for purposes of complying with ERISA, the Code and Internal Revenue Service rules and regulations.

Section 7.2.16 Limitation on Leases. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests and short term operating leases having a term of not more than six months incurred in the ordinary course of business), under leases or lease agreements that would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $500,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 7.2.17 Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Agent of such creation or acquisition and complies with Section 7.1.8.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Capital Securities in any of its Subsidiaries.

Section 7.2.18 Gas Imbalances, Take or Pay or Other Prepayments. The Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any of its Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 7.2.19 Restrictions on Hedging Agreements. (a) No Obligor will enter into or maintain any Hedging Agreements except for those required pursuant to Section 7.1.11 and those reasonably satisfactory to the Agent.

(b)  Notwithstanding anything herein to the contrary, no Obligor will enter into any Hedging Agreements other than in the ordinary course of business for the purpose of protecting against fluctuations in commodity prices and/or basis risk and not for the purpose of speculation.

Section 7.2.20 Reliable Reserves Policy. None of the Borrower, its Subsidiaries or any other Obligor shall take any action, or omit to take any action, that shall cause the Reliable Reserves Policy to cease to be in full force and effect, whether in whole or in part, or shall affect the effectiveness, validity, binding nature or enforceability thereof. Upon the occurrence of an Event of Default, the Borrower shall promptly, but in any event within 30 days of such occurrence, notify the insurer under the Reliable Reserves Policy of such occurrence.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Listing of Events of Default.   Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

Section 8.1.1 Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of

(a) any principal of any Loan;

(b) any interest accrued and unpaid, and such default shall continue unremedied for a period of five (5) Business Days after such amount was due; or

(c) any fee or any other monetary Obligation (other than those described in clauses (a) and (b), and such default shall continue unremedied for a period of five (5) Business Days after such amount was due; provided, that (i) the lack of sufficient funds in the Depositary Account to make any of such payments during any application of the Waterfall with respect to the payments described in Sections 3.1.2(c), (d) or (e) shall not constitute an Event of Default and (ii) the lack of sufficient funds in the Depositary Account to make any of the payments described in Section 3.1.2(b) prior to June 30, 2014 during any application of the Waterfall shall not constitute an Event of Default. For the avoidance of doubt, all of the Deferred Interest and any interest accrued but unpaid on the Deferred Interest shall be paid on or before June 30, 2014, and the failure to make such payment on or prior to such date shall constitute an Event of Default under Section 8.1.1(b) above.

Section 8.1.2 Breach of Warranty. Any representation or warranty of  any Obligor made or deemed to be made in any Loan Document (including any certificates, documents or statements delivered pursuant thereto) is or shall be incorrect when made or deemed to have been made in any material respect.

Section 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrower (a) shall default in the due performance or observance of any of its obligations under Section 7.1.1, Section 7.1.4, Section 7.1.7, Section 7.1.11(b), Section 7.2, Section 3.1.1(g) or 3.1.1(h), (b) any Guarantor shall default under any payment or guarantee obligation under a Guaranty or (c) the Borrower shall fail to use commercially reasonable efforts to ensure that each Operator remits all Revenues for deposit into the Depositary Account on a monthly basis, in conformity with this Agreement.

Section 8.1.4 Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other covenant, agreement or obligation contained in any Loan Document applicable to it, and such default shall continue unremedied for a period of 20 days after the earlier of (a) the date of such default or the date on that any Obligor has knowledge of such Default, whichever is earlier, or (b) notice thereof given to the Borrower by the Agent or any Lender.

Section 8.1.5 Default on Other Indebtedness. (a) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; or (b) an event of default shall have occurred and be continuing under any Permitted Unsecured Debt Documents.

Section 8.1.6 Judgments. Any judgment or order (or any combination thereof) for the payment of money individually or in the aggregate in excess of $500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged to its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of its Subsidiaries or any other Obligor and such judgment(s) or order(s) (as the case may be) shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment(s) or order(s).

Section 8.1.7 Pension Plans. Any of the following events  shall  occur  with respect to any Pension Plan:

(a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $100,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

Section 8.1.8   Change in Control.  Any Change in Control shall occur.

Section 8.1.9 Bankruptcy, Insolvency, etc. The Borrower, any of its Subsidiaries or any other Obligor shall

(a) become insolvent or generally unable to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, receiver manager, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, receiver manager, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any Debtor Relief Law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, the Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e)  take any action authorizing, or in furtherance of, any of the foregoing.

Section 8.1.10 Impairment of Security, etc.  Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Lien shall (except in accordance with the terms of any Loan Document), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor subject thereto in respect of any material portion of the Collateral; any Obligor or any other party shall contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien with respect to any portion of the Collateral.  The Reliable Reserves Policy shall cease to be in full force and effect or shall cease to be a legally valid, binding and enforceable obligation of the insurer thereunder or such insurer or any other Person shall contest the effectiveness, validity, binding nature or enforceability thereof.

Section 8.1.11 Material Adverse Effect. Any event or condition shall have occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any default or material breach of any joint operating agreement with any Operator (including any failure or default to provide sufficient funds for any cash call or any other financial obligation to the Operator on or before the due date therefore).

Section 8.2 Action if Bankruptcy. If any  Event  of  Default  described  in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

Section 8.3 Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare (without presentment, demand, protest, notice of intent to accelerate or otherwise) all or any portion of the outstanding principal amount of the Loans and other Obligations (including any amounts due pursuant to Section 3.1.1(a)) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations (including any amounts due pursuant to Section 3.1.1(a)) that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate. Furthermore, upon any Event of Default, the Agent and the Lenders may exercise any and all rights and remedies available to the Agent and the Lenders under the Loan Documents and/or Applicable Law, including enforcement against all Collateral and application of the proceeds thereof, and the amounts in the Depositary Account, towards the payment of the Obligations.

ARTICLE 9

THE AGENT

Section 9.1 Actions.   Each Lender hereby appoints Centaurus as the Agent under and for purposes of each Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under each Loan Document and to appoint other agents or sub-agents to assist in its actions under the Loan Documents and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of Applicable Law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents).   Each

Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of any Loan Document, (including reasonable attorneys’ fees), and as to which the Agent, is not reimbursed by the Borrower; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses that are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent’s gross negligence or willful misconduct. The Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent’s determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

Section 9.2 Funding Reliance, etc.  Unless the Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing of Loans that such Lender will not make available the amount that would constitute its Percentage of such Borrowing of Loans on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable to the Loans comprising such Borrowing.

Section 9.3 Exculpation. Neither the Agent nor any of its directors, officers, employees or agents (each, an “Agent Indemnified Party”) shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment), nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry that may be made by the Agent shall not obligate any of them to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing that it believes to be genuine and to have been presented by a proper Person. NOTWITHSTANDING ANYTHING HEREIN TO  THE  CONTRARY, AND SPECIFICALLY WITH REFERENCE TO THE PROVISIONS OF SECTIONS 9.1, 9.3, 9.5 AND 9.10, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH AGENT INDEMNIFIED PARTY BE REIMBURSED OR INDEMNIFIED IN THE CASE OF, AND NOT BE LIABLE FOR, ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH

NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 9.4   Successor.  The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent that shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution or other Person organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution or other Person, and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Agent is unable to find a commercial banking institution or other Person that is willing to accept such appointment and that meets the qualifications set forth in above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint  a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Loan Documents, and Section 10.3 and Section 10.4 shall continue to inure to its benefit.

Section 9.5  Credit Extensions by Agent.  The Agent shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Agent. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent were not an Agent hereunder.

Section 9.6 Credit Decisions. Each Lender acknowledges that it  has, independently of the Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents. In this regard, each Lender acknowledges, agrees and consents that Looper Reed & McGraw, P.C. is acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 9.7 Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received (other than Borrowing Requests and other notices delivered pursuant to Articles 2 and 3) for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of the Loan Documents.

Section 9.8 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram, email or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters  not expressly provided for by the Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Agent shall be entitled to rely upon any Secured Party that has entered into a Hedging Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Agent) of the outstanding Obligations owed to such Secured Party under any Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Hedging Agreements or Obligations in respect thereof are in existence or outstanding between  any Secured Party and any Obligor.

Section 9.9 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless it has received a written notice from a Secured Party or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

Section 9.10  Posting of Approved Electronic Communications.  (a)  In addition to providing the Agent with all originals or copies of all Communications (as defined below) in the manner specified by Section 10.2, the Borrower hereby also agrees, unless directed otherwise by the Agent or unless the electronic mail address referred to below has not been provided by the Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Agent to an electronic mail address as directed by the Agent.

(b) The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on an electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.11 Proofs of Claim.   The Secured Parties and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.1.9, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any of the Obligors, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any of the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Agent and other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent and other agents and their agents and counsel and all other amounts due the Agent and other Secured Parties) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing herein contained shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Agent to vote in respect of the claim of any Secured Party in any such proceeding. Further, nothing contained in this Section shall affect or preclude the ability of any Secured Party to (i) file and prove such a claim in the event that the Agent has not acted within ten days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Secured Party’s outstanding Obligations.

Section 9.12 Security Matters; Authority of Agent to Release Collateral. (a) Each Lender and each other Secured Party (by their acceptance of the benefits of  any Collateral) acknowledges and agrees that the Agent has entered into the Security Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Agent thereunder. All rights, powers and remedies available to the Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of such Security Documents, the terms and provisions of such Security Documents shall govern and control except that this Agreement shall govern and control the rights, powers, duties, immunities and indemnities of the Agent. The Agent may, without the consent of the Lenders, (i) amend, supplement, restate or otherwise modify the Control Agreement and other Security Documents in order to cure any defect or inconsistency therein, to make any change not inconsistent with the provisions thereof or to cure any ambiguity or correct any mistake therein, provided that such amendment, supplement, restatement or modification does not adversely affect the interests of any Secured Parties and (ii) agree to such replacements, updates and supplements of any exhibit or schedule to a Control Agreement and the exhibits and schedules to the Security Documents as the Agent deems reasonable, including without limitation to update any supplemental information, add additional accounts or replace or terminate existing accounts; provided that clauses (i) and (ii) above shall not be construed to permit the Agent to agree to changes of the type described in clauses (a) through (g) of Section 10.1 unless the Agent shall have obtained the requisite consents as specified in Section 10.1.

(b) Each Lender and other Secured Party (by their acceptance of the benefits of any Collateral) hereby authorizes the Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and other Secured Party hereby authorizes the Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other Disposition of Property to the extent such sale or other Disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents.

(c) Any Secured Party may assign or otherwise transfer (in whole or in part) its interest pursuant to any Hedging Agreement with the Borrower (or a Subsidiary thereof if permitted by Section 7.2.19) to an Approved Counterparty that is or becomes a Lender or an Affiliate of a Lender at the time of such transfer and such Hedging Agreement shall remain secured by the Loan Documents to the same extent that such Hedging Agreement was secured hereunder when the original Secured Party was the counterparty to such Hedging Agreement.

Section 9.13 Agents Responsibility. Without limiting the foregoing, the Agent shall not have or be deemed to have any fiduciary relationship with any other Lender or any Obligor. Each Lender acknowledges that it has not relied, and will not rely, on the Agent in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder. No Lender shall have any fiduciary obligation toward the Borrower or any other Obligor with respect to any Loan Document or the transactions contemplated thereby.

ARTICLE 10
MISCELLANEOUS PROVISIONS

Section 10.1    Waivers, Amendments, etc. The provisions of each Loan Document (other than Hedging Agreements, which shall be modified only in accordance with their respective terms, or as otherwise permitted under Section 9.12 hereof) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, that no other such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.2, Section 4.3 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the Loan Commitment Termination Date or extend the Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article 3 payable to any Lender or extend the date on which principal, interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.1 during the continuation of an Event of Default);

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e)  except as otherwise expressly provided in a Loan Document, release (i) either Borrower from its Obligations under the Loan Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(f) affect adversely the interests, rights or obligations of the Agent (in its capacity as the Agent), unless consented to by the Agent.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Section 10.2 Notices; Time. All notices and other communications provided under each Loan Document shall be in writing, by facsimile or by electronic mail and addressed, delivered or transmitted, if to the Borrower, the Agent or a Lender, to the applicable Person at its address or facsimile number or e-mail address set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number or e-mail address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile or by electronic mail, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may also be used to distribute routine communications by the Agent to each Lender, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to Houston, Texas time.

Section 10.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Agent (including the reasonable fees and out-of-pocket expenses of Looper Reed & McGraw, P.C., counsel to the Agent, and of local counsel, if any, who may be retained by or on behalf of the Agent and including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all Communications expenses, and the cost of environmental audits and surveys and appraisals) in connection with:

(a) the review, negotiation, preparation, execution and delivery of  each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

(b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Loan Document or the Credit Extensions. The Borrower also agrees to reimburse the Secured Parties upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel and settlement costs) incurred in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

Section 10.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Acquisition;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties;

(c) the Loan Documents, the Credit Extensions and the extension of the Commitments, the failure of any Obligor to comply with the terms of the Loan Documents or Applicable Law, the inaccuracy of any representation or warranty of any Obligor set forth in the Loan Documents or in a certificate, instrument or document delivered in connection therewith, and the use by any Obligor of the proceeds of any Credit Extension;

(d) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(e) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(f) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(g) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

provided that the Borrower shall not be required to indemnify any Indemnified Party to the extent the applicable Indemnified Liability arises by reason of such Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state, provincial or foreign equivalent, or any similar law now existing or hereafter enacted, except for liabilities arising from an Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition that results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Applicable Law. To the extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. All amounts payable to the Indemnified Parties for the Indemnified Liabilities hereunder shall be payable upon written demand therefor. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 10.5 Survival. The obligations of the Borrower under Sections 4.1, 10.3 and 10.4 and the obligations of the Lenders under Section 9.1 shall, in each case, survive any assignment from one Lender to another until the occurrence of the Termination Date. The representations and warranties, covenants and agreements made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document. To the extent that any payment of the Obligations (including any application of proceeds of Collateral to the Obligations) is invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received or applied and the Agent’s and Lenders’ Liens, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be requested by the Lenders to effect such reinstatement.

Section 10.6 Severability. Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.7 Headings. The various headings of each Loan  Document  are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 10.8 Execution  in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Agent and each Lender (or notice thereof satisfactory to the Agent), shall have been received by the Agent. The parties hereto agree that delivery of a counterpart of a signature page to this Agreement and each other Loan Document by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.

Section 10.9 Governing Law. EACH LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO THE CHOICE OF LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

Section 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.

Section 10.11 Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with the terms set forth below.

(a) Any Lender may, with the consent of the Agent (such consent not to be unreasonably withheld or delayed and shall not be required for an assignment to any other Lender, Agent or Affiliate thereof), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it); provided that:

(i) the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder), principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000, unless (A) the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, (C) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, or (D) such assignment is to one or more Eligible Assignees managed by an Affiliate of such Eligible Assignee(s) and the aggregate amount of such assignments is not less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned; and

(iii) the parties to each assignment shall (A) electronically execute and deliver to the Agent a Lender Assignment Agreement acceptable to the Agent or (B) with the consent of the Agent, manually execute and deliver to the Agent a Lender Assignment Agreement, together with, in either case, a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Agent) and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

(b) Subject to acceptance and recording thereof by the Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement that by their terms survive the termination of this Agreement). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment that does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning  Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c) The Agent shall record each assignment made in accordance with this Section 10.11 in the Register pursuant to Section 2.5 and periodically give the Borrower notice of such assignments. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a) through (d) or (f) of Section 10.1, in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.3 as though it were a Lender. Each Lender shall, as agent of the Borrower solely for the purpose of this Section, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of any participating interests sold pursuant to this Section.

(e) A Participant shall not be entitled to receive any greater payment under Sections 4.1, 10.3 and 10.4, as of the time of the sale of such participation, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Credit Party if it were a Lender shall not be entitled to the benefits of Section 4.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the requirements set forth in Section 4.1 as though it were a Lender. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.1 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.1 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant’s request for the Borrower’s prior written consent for the Participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant, it being understood that the Participant shall be entitled to additional payments under Section 4.1 to the extent such Lender selling the participation would be entitled to any payment resulting from a Change in Law occurring after the time the participation was sold. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.12 Other Transactions. Nothing contained herein shall preclude the Agent or any Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

Section 10.13 Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR  ARISING OUT OF, UNDER, OR  IN

CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 10.14 Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (A) THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS CONTEMPLATED HEREBY, OR (B) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE BORROWER AND ANY OF THE LENDERS, OR (C) ANY CONDUCT, ACTS OR OMISSIONS OF THE BORROWER, THE AGENT OR ANY OF THE LENDERS OR ANY OF THEIR RESPECTIVE MANAGERS, MEMBERS, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THE BORROWER, THE AGENT OR ANY OF THE LENDERS; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN TORT OR OTHERWISE. EACH OF THE BORROWER, THE AGENT AND THE LENDERS ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT OR ANY OF THE LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING

WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON  THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS CONTEMPLATED HEREBY, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS AGREEMENT OR ANY SUCH LOAN DOCUMENTS. EACH OF THE BORROWER, THE AGENT AND THE LENDERS FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.15 Confidentiality. (a) Subject to the provisions of clause (b) of this Section, each Lender agrees that it will follow its customary procedures in an effort not to disclose without the prior consent of the Borrower (other than to its employees, agents, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender) any information that is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section, (ii) as may be required or appropriate in any report, statement or testimony or other disclosure submitted to any municipal, state, provincial or federal regulatory body having or claiming to have jurisdiction over such Lender or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Agent, (vi) to any pledgee referred to in clause (f) of Section 10.11 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section) and (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.

Notwithstanding the foregoing paragraphs of this Section, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (i) the identity of participants or potential participants in the transactions contemplated herein, (ii) the existence or status of any negotiations, or (iii) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.

Section 10.16  Counsel  Representation.  THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING THE BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE AGENT OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY THE BORROWER.

Section 10.17 No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.18 Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the Obligations of the Borrower to each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender limiting rates of interest that may be charged or collected by such Lender. Accordingly, if the transactions contemplated hereby would be usurious under Applicable Law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender, then, in that event, notwithstanding anything to the contrary in this

Agreement, it is agreed as follows: (a) the provisions of this Section 10.18 shall govern and control; (b) the aggregate of all consideration that constitutes interest under Applicable Law that is contracted for, charged or received under this Agreement, or under any other Loan Document or otherwise in connection with this Agreement by such Lender shall under no circumstances exceed the Highest Lawful Rate with respect to such Lender, and any excess shall be credited to the Borrower by such Lender (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (c) all sums paid, or agreed to be paid, to such Lender for the use, forbearance and detention of the indebtedness of the Borrower to such Lender hereunder shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to Section 3.2, together with any other fees and expenses payable pursuant to this Agreement and the other Loan Documents and deemed interest under Applicable Law, exceeds that amount that would have accrued at the Highest Lawful Rate, then the amount of interest and any such fees to accrue to such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to that amount that would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest that would have accrued to such Lender if a rate per annum equal to the interest provided pursuant to Section 3.2 had at all times been in effect, plus the amount of fees that would have been received but  for  the  effect  of  this Section 10.18. In regards to the foregoing, in determining whether or not the interest paid or payable with respect to any Indebtedness of the Borrower to the Lenders, under any specified contingency, exceeds the Highest Lawful Rate, the Borrower and the Lenders shall, to the maximum extent permitted by Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of such Indebtedness so that interest thereon does not exceed the maximum amount permitted by Applicable Law, and (iv) allocate interest between portions of such Indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by Applicable Law. The right to accelerate the maturity of the this Loans under this Agreement and the other Obligations does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration. In the event Applicable Law provides for an interest ceiling under Section 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling.

Section 10.19 Collateral Matters; Hedging Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to each Approved Counterparty to a Hedging Agreement with the Borrower (or a Subsidiary thereof if permitted by Section 7.2.19) that is or was a Lender or an Affiliate thereof at the time such Approved Counterparty entered into such Hedging Agreement (but only for purposes of each such Hedging Agreement so entered into and not for Hedging Agreements entered into after such Approved Counterparty ceased to be a Lender or Affiliate thereof); provided that it is the intention of the parties hereto that repayment of the Hedging

Obligations of the Borrower (or a Subsidiary thereof if permitted by Section 7.2.19) under any qualifying Hedging Agreement with any such Approved Counterparty from realization of any Collateral shall be subject to the terms of the Security Documents.

Section 10.20 PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name  and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by any Lender, provide all documentation and other information that such  Lender requests in order to comply with any of its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(Signature pages follow)

IN WITNESS WHEREOF ,the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Radiant Acquisitions I, L.L.C.

By: /s/ John Jurasin
Name: John Jurasin
Title: Manager

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Credit Agreement -
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CENTAURUS CAPITAL LP, as the Agent and a Lender

By: Centaurus Holdings LLC, its general partner

By: /s/ John Arnold
Name: John Arnold
Title: Manager

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